Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

INTERNATIONAL BUSINESS MACHINES CORPORATION

SOCRATES ACQUISITION CORP.

and

RED HAT, INC.

Dated as of October 28, 2018

TABLE OF CONTENTS

		Page

	ARTICLE I

	THE MERGER

Section 1.01	The Merger	2
Section 1.02	Closing	2
Section 1.03	Effective Time of the Merger	2
Section 1.04	Effects of the Merger	2
Section 1.05	Certificate of Incorporation and Bylaws	2
Section 1.06	Directors	3
Section 1.07	Officers	3

	ARTICLE II

	CONVERSION OF SECURITIES

Section 2.01	Conversion of Capital Stock	3
Section 2.02	Exchange of Certificates	5

	ARTICLE III

	REPRESENTATIONS AND WARRANTIES

Section 3.01	Representations and Warranties of the Company	7
Section 3.02	Representations and Warranties of Parent and Sub	31

	ARTICLE IV

	COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.01	Conduct of Business	34
Section 4.02	No Solicitation	39

	ARTICLE V

	ADDITIONAL AGREEMENTS

Section 5.01	Preparation of the Proxy Statement; Shareholders Meeting	44
Section 5.02	Access to Information; Confidentiality	46
Section 5.03	Reasonable Best Efforts; Consultation and Notice	47
Section 5.04	Equity Awards	52
Section 5.05	Indemnification, Exculpation and Insurance	56
Section 5.06	Fees and Expenses	57

GLOSSARY

Term	Section
Acquisition Agreement	4.02(b)
Adverse Recommendation Change	4.02(c)
affiliate	8.03(a)
Agreement	Preamble
Alternative Arrangements	5.10(d)
Anti-Corruption Laws	3.01(q)(iv)(A)
Antitrust Counsel Only Material	5.03(a)(v)
Antitrust Laws	5.03(a)(v)
Assumed Shares	5.04(a)(x)
Bankruptcy Exceptions	3.01(d)(i)
Baseline Financials	3.01(e)(iii)
Benefit Agreement	8.03(b)
Benefit Plan	8.03(c)
Burdensome Condition	5.03(a)(iii)
Business Day	8.03(d)
Call Options	8.03(e)
Canceled Shares	2.01(b)(i)
Capitalization Date	3.01(c)(i)
Cash Bonus Plans	5.11(d)
Cash-Out PSU	5.04(a)(xi)
Cash-Out Restricted Share	5.04(a)(xi)
Cash-Out RSU	5.04(a)(xi)
Cash-Out Stock Option	5.04(a)(xi)
Certificate	2.01(c)
Certificate of Merger	1.03
Chosen Courts	8.09
Closing	1.02
Closing Date	1.02
Code	2.02(f)
Commitment Letter	3.02(d)
Commonly Controlled Entity	8.03(f)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	3.01(d)(ii)
Company Bylaws	3.01(a)
Company Charter	3.01(a)
Company Common Stock	Recitals
Company Letter	3.01
Company Personnel	8.03(g)
Company Preferred Stock	3.01(c)(i)
Company Representatives	4.02(b)
Company SEC Documents	3.01(e)(i)
Company Shareholder	2.01(d)(i)
Company Stock Plans	3.01(c)(i)

Confidentiality Agreement	4.02(b)
Continuation Period	5.11(a)
Continuing Employees	5.11(a)
Contract	8.03(h)
Convertible Notes	8.03(i)
Damages	7.02
Delaware Secretary of State	1.03
DGCL	Recitals
Dissenting Shares	2.01(d)(i)
DOJ	5.03(a)(v)
DSUs	3.01(c)(i)
Economic Sanctions/Trade Laws	3.01(q)(iv)(B)
Effect	8.03(l)
Effective Time	1.03
Electronic Delivery	8.05
Environmental Law	3.01(j)
Equity Equivalents	3.01(c)(ii)
ERISA	3.01(l)(i)
ESPP	3.01(c)(i)
Exchange Act	3.01(d)(iv)
Exchange Ratio	5.04(a)(xi)
Fee Letter	3.02(d)
Filed SEC Document	3.01
Financing Sources	8.11
Firmware	3.01(o)(ii)
First Extended Termination Date	7.01(b)(i)
FOSS	3.01(o)(ii)
FTC	5.03(a)(v)
GAAP	3.01(e)(ii)
Government Official	3.01(q)(i)
Governmental Entity	3.01(d)(iv)
Hedge Counterparty	5.10(d)
HSR Act	3.01(d)(iv)
Indebtedness	8.03(j)
Initial Termination Date	7.01(b)(i)
Intellectual Property	3.01(o)(ii)
Intervening Event	4.02(d)
Intervening Event Notice	4.02(d)(i)
Intervening Event Notice Period	4.02(d)(i)
IRS	3.01(l)(ii)
Judgment	3.01(d)(iii)
knowledge	8.03(k)
Law	3.01(d)(iii)
Lease	3.01(n)(ii)
Leased Real Property	3.01(n)(ii)
Legal Proceedings	3.01(g)

v

Legal Restraints	6.01(c)
Lenders	3.02(d)
Liens	3.01(b)
Material Adverse Effect	8.03(l)
Material Contracts	3.01(h)(i)(M)
Merger	Preamble
Merger Consideration	2.01(c)
Money Laundering Laws	3.01(q)(iv)(C)
Multiemployer Plan	3.01(l)(iii)
Neutral Platform Model	Recitals
Notes Indenture	5.10(a)
OFAC	3.01(q)(iv)(B)
Parent	Preamble
Parent Common Stock	5.04(a)(ii)
Parent Letter	3.02
Paying Agent	2.02(a)
Pension Plan	3.01(l)(i)
Permits	3.01(i)
Permitted Liens	3.01(n)(i)
person	8.03(m)
Personal Data	3.01(o)(ii)
Proxy Statement	3.01(d)(iv)
PSU Share Number	5.04(a)(xi)
PSUs	3.01(c)(i)
Repurchase Transaction	5.10(c)
Residual Shares	5.04(a)(x)
Restricted Shares	3.01(c)(i)
Rollover PSU	5.04(a)(xi)
Rollover Restricted Share	5.04(a)(xi)
Rollover RSU	5.04(a)(xi)
Rollover Stock Option	5.04(a)(xi)
RSUs	3.01(c)(i)
Sanctions Target	3.01(q)(iv)(D)
SEC	3.01
Second Extended Termination Date	7.01(b)(i)
Securities Act	3.01(e)(i)
Shareholder Approval	3.01(s)
Shareholders Meeting	5.01(c)
Software	3.01(o)(ii)
Stock Options	3.01(c)(i)
Sub	Preamble
Subsidiary	8.03(n)
Subsidiary Converted Shares	2.01(b)(ii)
Superior Proposal	4.02(b)
Superior Proposal Notice	4.02(c)(i)
Superior Proposal Notice Period	4.02(c)(i)

Surviving Corporation	1.01
Takeover Proposal	4.02(b)
tax return	3.01(m)(i)
taxes	3.01(m)(i)
taxing authority	3.01(m)(i)
Termination Date	7.01(b)(i)
Termination Fee	5.06(b)
Third Party Software	3.01(o)(ii)
Trademarks	3.01(o)(ii)
Transaction Litigation	5.03(c)
Trustee	5.10(a)
Warrants	8.03(o)
Welfare Plan	3.01(l)(iv)
Willful Breach	8.03(p)

AGREEMENT AND PLAN OF MERGER dated as of October 28, 2018 (this “Agreement”), by and among INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (“Parent”), SOCRATES ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and RED HAT, INC., a Delaware corporation (the “Company”).

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the board of directors of Parent has unanimously approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of Sub has unanimously approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and recommended that this Agreement be adopted by Parent, as the sole shareholder of Sub;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) declared that it is in the best interests of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company Shareholders and (d) recommended that this Agreement be adopted by the holders of shares of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”);

WHEREAS, it is the intention of the parties that, following the Effective Time, the Company shall remain an open and neutral platform, partnering broadly with information technology participants (the “Neutral Platform Model”) and continuing to support the open source community; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01                      The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.02                      Closing.  The closing of the Merger (the “Closing”) will take place at 7:45 a.m., New York time, on a date to be specified by the parties, which shall be not later than the fourth Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing; it being understood that the occurrence of the Closing shall remain subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions at the Closing), at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, or remotely by exchange of documents and signatures (or their electronic counterparts), unless another time, date or place is agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03                      Effective Time of the Merger.  Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the parties shall properly file with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger in customary form and substance (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL.  The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Delaware Secretary of State or, to the extent permitted by applicable Law, at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 1.04                      Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05                      Certificate of Incorporation and Bylaws.

(a)                                 At the Effective Time, the Company Charter shall be amended and restated in its entirety to be the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, except that (i) all references therein to Sub’s name, date of incorporation, registered office and registered agent shall be automatically amended and shall become references to the name, date of incorporation, registered office and registered agent of the Company as provided in the Company Charter immediately prior to the Effective Time, (ii) the provisions of the certificate of incorporation relating to the incorporator of Sub shall be omitted, and (iii) changes necessary so that the certificate of incorporation shall be in compliance with Section 5.05 shall have been made, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b)                                At the Effective Time, the Company Bylaws shall be amended and restated in its entirety to be the bylaws of Sub as in effect immediately prior to the Effective Time, except that (i) all references therein to Sub shall be automatically amended and shall become references to the Surviving Corporation and (ii) changes necessary so that the bylaws shall be in compliance with Section 5.05 shall have been made, and such amended and restated bylaws shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 1.06                      Directors.  The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07                      Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.01                      Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or the holder of any shares of capital stock of Sub:

(a)                                 Capital Stock of Sub.  Each issued and outstanding share of common stock, par value $0.0001 per share, of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(b)                                Cancelation of Treasury Stock and Parent-Owned Stock; Conversion of Company Common Stock Owned by any Subsidiary of the Company.

(i)                                     All shares of Company Common Stock that are owned directly by the Company, including any shares of Company Common Stock held as treasury stock, or owned by Parent or Sub immediately prior to the Effective Time (collectively, “Canceled Shares”) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(ii)                                  All shares of Company Common Stock that are owned by any direct or indirect wholly owned Subsidiary of the Company or Parent (other than Sub) immediately prior to the Effective Time (collectively, “Subsidiary Converted Shares”) shall be converted into such number of fully paid and nonassessable shares of common stock, par value $0.0001 per share, of the Surviving Corporation, such that each such direct or indirect wholly owned Subsidiary that owned capital stock in the Company immediately prior to the Effective Time shall own the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time, and any such shares of Company Common Stock shall automatically be canceled and shall cease to exist, and no other consideration shall be delivered or deliverable in exchange therefor.

(c)                                 Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Canceled Shares, (ii) Dissenting Shares, and (iii) Subsidiary Converted Shares) shall be converted into the right to receive $190.00 in cash, without interest (the “Merger Consideration”).  At the Effective Time, such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or evidence of shares in book-entry form that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(d)                                Statutory Right of Appraisal.

(i)                                     Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and Subsidiary Converted Shares), and which are held by a holder of shares of Company Common Stock (a “Company Shareholder”) who has neither voted in favor of adoption of this Agreement nor consented thereto in writing and who has properly and validly exercised its statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the Laws of the State of Delaware with respect to such shares) shall not be converted into, or represent a right to receive, the Merger Consideration pursuant to this Section 2.01.  Such Company Shareholders shall be entitled to receive payment of the appraised value of such Dissenting Shares to the extent afforded by Section 262 of the DGCL (in such case, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with regard thereto except with regard to such holders’ right to receive the fair value of such Dissenting Shares to the extent afforded by Section 262 of the DGCL); provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with this Section 2.01, without interest thereon, upon surrender of such Certificate that formerly represented such shares of Company Common Stock in accordance with the terms of Section 2.02.

(ii)                                  The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock (or written threats thereof), any written withdrawal or purported withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Laws of the State of Delaware that relates to such demand, and Parent shall have the opportunity and right to participate in and direct all negotiations and any litigation, suit, action or other proceeding with respect to such demands.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, or approve the withdrawal of, any such demands or agree to do any of the foregoing.

Section 2.02                      Exchange of Certificates.

(a)                                 Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”).  No later than substantially concurrently with the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent funds in an amount necessary for the payment of the Merger Consideration pursuant to Section 2.01(c) upon surrender of Certificates; it being understood that all such funds shall be invested as directed by Parent and that any and all interest or other amounts earned with respect to funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

(b)                                Exchange Procedures.  As soon as reasonably practicable after the Effective Time and in any event within five Business Days following the Closing Date, the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), (i) a form of letter of transmittal (which shall include an accompanying IRS Form W-9 or the applicable IRS Form W-8, shall specify that delivery shall be effected and risk of loss and title to the Certificates held by such person shall pass only upon proper delivery of the Certificates to the Paying Agent, and shall be in a form and have such other provisions (including customary provisions regarding delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.  No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c)                                 No Further Ownership Rights in Company Common Stock.  All Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time.  If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(d)                                No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger Consideration that would otherwise have been payable in respect of any Certificate which is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law.  If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any Merger Consideration payable in accordance with this Article II in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e)                                 Lost Certificates.  If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(f)                                   Withholding Rights.  Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and any other amounts payable pursuant to this Agreement (including amounts payable to any holder of shares of Company Common Stock, Stock Options, Restricted Shares, RSUs, PSUs or DSUs) such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(g)                                Termination of Fund.  At any time following the one year anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent pursuant to Section 2.02(a) and that have not been disbursed to holders of Certificates, and, thereafter, subject to time limitations in Section 2.02(d), such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.

(h)                                 Necessary Further Actions.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, then the directors and officers of the Company and Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

(i)                                     Adjustment to Merger Consideration.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock occurs as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any record date for any such purpose is established, the Merger Consideration and any other amounts payable pursuant to this Agreement will be appropriately adjusted; provided, however, that nothing in this Section 2.02(i) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01                      Representations and Warranties of the Company.  Except (i) to the extent disclosed in publicly available Company SEC Documents filed by the Company with the United States Securities and Exchange Commission (the “SEC”) or furnished by the Company to the SEC, in each case, on or after March 1, 2016, and prior to the date of this Agreement (a “Filed SEC Document”) (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks, in each case, that are predictive, cautionary or forward-looking in nature) (it being understood that this clause (i) will not apply to any of Section 3.01(a), Section 3.01(c), Section 3.01(d) or Section 3.01(s)) or (ii) as set forth in the letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Letter”), the Company represents and warrants to Parent and Sub as follows:

(a)                                 Organization, Standing and Corporate Power.  Each of the Company and its Subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate, company, partnership or other organizational power and authority to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing (except, in the case of clause (i) above, with respect to the Company) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (the “Company Charter”), and the bylaws of the Company, as amended to the date of this Agreement (the “Company Bylaws”), in each case as most recently filed with a Filed SEC Document are, in each case, complete and correct copies of such documents. The Company Charter and the Company Bylaws are in full force and effect as of the date of the Agreement.

(b)                                Subsidiaries.  Section 3.01(b) of the Company Letter sets forth a complete and correct list of the name and jurisdiction of organization of each “significant subsidiary” (as defined by Rule 1-02(w) of Regulation S-X promulgated by the SEC).  All the outstanding shares of capital stock of, or other equity or voting interests in, each material Subsidiary of the Company are owned by the Company, by one or more wholly owned Subsidiaries of the Company or by the Company and one or more wholly owned Subsidiaries of the Company, free and clear of all pledges, claims, liens, charges, options, security interests, licenses or other encumbrances of any kind or nature whatsoever (collectively, “Liens”), except for transfer restrictions imposed by applicable securities Laws, and except as would not be material to the Company and its Subsidiaries, taken as a whole, are duly authorized, validly issued, fully paid and nonassessable.  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person. Neither the Company nor any of its Subsidiaries is a party to any partnership, joint venture or limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) that is material to the Company and its Subsidiaries, taken as a whole.

(c)                                 Capital Structure.

(i)                                     The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (the “Company Preferred Stock”).  At the close of business on October 18, 2018 (the “Capitalization Date”), (A) (1) 176,542,812 shares of Company Common Stock (excluding treasury shares and Restricted Shares) were issued and outstanding and (2) no shares of Company Preferred Stock were issued and outstanding, (B) 65,848,434 shares of Company Common Stock were held by the Company as treasury shares, (C) 23,155,610 shares of Company Common Stock were reserved and available for issuance in the aggregate pursuant to (x) the Company’s 2004 Long-Term Incentive Plan, as amended and restated August 9, 2012, (y) the Ansible, Inc. 2013 Stock Incentive Plan, as amended, (z) Inktank Storage, Inc. 2011 Equity Incentive Plan, and (aa) the Gluster, Inc. 2005 Stock Plan (amended and restated) and (D) 3,851,678 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 2016 Employee Stock Purchase Plan (the “ESPP,” and collectively with the plans identified in clause (C), the “Company Stock Plans”), of which (1) 36,628 shares of Company Common Stock were subject to outstanding options (other than rights under the ESPP) to acquire shares of Company Common Stock from the Company (such options, together with any other stock options granted after the Capitalization Date, in each case whether granted pursuant to the Company Stock Plans or otherwise, the “Stock Options”), (2) 210,545 shares of Company Common Stock were subject to vesting or transfer restrictions and/or subject to forfeiture back to the Company or repurchase by the Company (such shares, together with any shares granted after the Capitalization Date that are so subject, the “Restricted Shares”), (3) 4,073,098 shares of Company Common Stock were subject to restricted stock units with service-based, but not performance-based, vesting or delivery requirements (such restricted stock units, together with any other restricted stock units granted after the Capitalization Date, in each case whether granted pursuant to the Company Stock Plans or otherwise, the “RSUs”), (4) a maximum of 1,304,837 shares of Company Common Stock were subject to outstanding restricted stock units with performance-based vesting or delivery requirements (such restricted stock units, together with any other restricted stock units with performance-based vesting or delivery requirements granted after the Capitalization Date, in each case whether granted pursuant to the Company Stock Plans or otherwise, the “PSUs”) and (5) 100,378 shares of Company Common Stock were subject to deferred stock units (such deferred stock units, together with any other deferred stock units granted after the Capitalization Date (including those held by members of the Company Board), in each case whether granted pursuant to the Company Stock Plans or otherwise, the “DSUs”), (D) the maximum number of shares of Company Common Stock subject to issuance pursuant to outstanding Convertible Notes to the extent converted in accordance with their terms and giving effect to the Merger and the other transactions contemplated by this Agreement is 530,152 and (E) the maximum number of shares of Company Common Stock subject to issuance pursuant to the terms of the outstanding Warrants as of the date of this Agreement is 21,931,260 (subject to further adjustment pursuant to the terms in existence as of the date of this Agreement); to the Company’s knowledge, prior to the date of this Agreement, no event has occurred that gave the Hedge Counterparties the right to adjust such number of shares.

(ii)                                  All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans or in connection with the Convertible Notes or the Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except as set forth in this Section 3.01(c), as of the close of business on the Capitalization Date, there are not issued or outstanding (A) any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries, (B) securities convertible into, or exchangeable or exercisable for, or options, warrants, shares of deferred stock, or restricted stock awards, or other rights to acquire any such capital stock or other equity or voting securities of the Company or any of its Subsidiaries and (C) bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or which have or which by their terms may have at any time (whether actual or contingent) the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or any of its Subsidiaries may vote (the items referred to in clauses (A) and (C) collectively, “Equity Equivalents”).  Except as set forth in this Section 3.01(c), there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract.  There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, or grants any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to, any shares of capital stock or Equity Equivalents of the Company or any of its Subsidiaries.  The Company has no rights plan, “poison pill” or other similar agreement or arrangement.

(iii)                               Section 3.01(c)(iii) of the Company Letter contains a correct and complete list of outstanding Stock Options (other than pursuant to the ESPP), Restricted Shares, RSUs, PSUs and DSUs, including the date of grant, expiration (for Stock Options), number of shares of Company Common Stock underlying such award and, where applicable, exercise price.  Each Stock Option granted by the Company was granted with an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the effective date of such grant (as determined under Section 409A of the Code).  All Stock Options, Restricted Shares, RSUs, PSUs and DSUs may, by their terms, be treated in accordance with Section 5.04(a), and all rights to purchase shares of Company Common Stock under the ESPP may, by their terms, be treated in accordance with Section 5.04(b).  All outstanding Stock Options, Restricted Shares, RSUs, PSUs and DSUs (x) have been granted under the Company Stock

Plans and (y) are evidenced by award agreements substantially in the forms previously made available to Parent.  As of the date of this Agreement, other than the Restricted Shares, none of the issued and outstanding Company Common Stock is subject to vesting or forfeiture conditions or a right of repurchase by the Company.  Other than the Company Stock Plans (or pursuant thereto), there is no Company plan or Contract providing for the grant of Stock Options, Restricted Shares, RSUs, PSUs or DSUs.  No shares of Company Common Stock or Equity Equivalents are owned by any Subsidiary of the Company.  As of the date of this Agreement, other than the outstanding Stock Options, Restricted Shares, RSUs, PSUs and DSUs and the rights under the ESPP, there are no outstanding rights of any person to receive Company Common Stock under the Company Stock Plans or otherwise, on a deferred basis or otherwise.

(d)                                Authority; Noncontravention.

(i)                                     The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement, subject, in the case of the consummation of the Merger, to obtaining the Shareholder Approval.  The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the performance by the Company of its obligations hereunder, subject, in the case of the consummation of the Merger, to obtaining the Shareholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity (the “Bankruptcy Exceptions”).

(ii)                                  The Company Board, at a meeting duly called and held at which all of the directors of the Company were present, duly and unanimously adopted resolutions (A) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (B) declaring that it is in the best interests of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (C) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company Shareholders to be held as set forth in Section 5.01(c) and (D) recommending that the Company

Shareholders adopt this Agreement (the “Company Board Recommendation”), which resolutions, except to the extent expressly permitted by Section 4.02, have not been rescinded, modified or withdrawn in any way.

(iii)                               The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and performance by the Company of its obligations hereunder do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of its Subsidiaries to require the Company or any of its Subsidiaries to acquire such security), any provision of (A) (1) the Company Charter or the Company Bylaws or (2) the certificate of incorporation or bylaws (or similar organizational documents) of any of its Subsidiaries, (B) any Material Contract, Permit or, to the knowledge of the Company, any other Contract to or by which the Company or any of its Subsidiaries is a party or bound or to or by which any of their respective properties or assets are subject or bound or (C) subject to the governmental filings and other matters referred to in the following sentence, any (1) Federal, state or local, domestic or foreign, statute, law, code, ordinance, rule or regulation of any Governmental Entity, including common law (each, a “Law”), assuming receipt of the Shareholder Approval and the adoption of this Agreement by Parent, as the sole shareholder of Sub, or (2) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity (each, a “Judgment”), in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (A)(2), (B) and (C), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iv)                              No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the performance by the Company of its obligations hereunder, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable Antitrust Law, (B) the filing with the SEC of a proxy statement relating to the adoption of this Agreement by the Company Shareholders (as amended or supplemented from time to time, the “Proxy Statement”) and such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), as may be required in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, (C) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (D) any filings required under the rules and regulations of The New York Stock Exchange and (E) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)                                 Company SEC Documents.

(i)                                     The Company has filed with or furnished to the SEC each report, schedule, form, statement or other document or filing required by applicable Law to be filed or furnished by the Company since March 1, 2017 (such documents available on the SEC’s website or made available to Parent, together with all information incorporated therein by reference, the “Company SEC Documents”).  Since March 1, 2017, no Subsidiary of the Company has been required to file or furnish any report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the SEC.  As of their respective dates or, if amended or restated, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) and the Exchange Act, in each case, applicable to such Company SEC Document, and none of the Company SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward looking statements or the completeness of any information furnished by the Company to the SEC solely for purposes of complying with Regulation FD.  As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC.  To the extent that complete and correct copies are not available on the SEC’s website, the Company has made available to Parent copies of all comment letters received by the Company from the SEC since March 1, 2017 and relating to the Company SEC Documents, together with all written responses of the Company thereto.  As of the date of this Agreement, to the knowledge of the Company none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(ii)                                  The financial statements (including the related notes) of the Company included in the Company SEC Documents complied, at the time the respective statements were filed, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments, the absence of complete footnotes and to any other adjustments described therein, including any notes thereto, or with respect to pro-forma financial information, subject to the qualifications stated therein).

(iii)                               Except as set forth in the most recent audited financial statements (including the notes thereto) included in the Filed SEC Documents (the “Baseline Financials”), the Company and its Subsidiaries have no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or notes thereto) of the Company and its Subsidiaries other than such liabilities or obligations (A) with respect to or arising from the transactions contemplated by this Agreement, (B) incurred in the ordinary course of business consistent with past practice after the date of the Baseline Financials, but prior to the date of this Agreement, (C) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (D) disclosed in the unaudited financial statements (including the notes thereto) included in the Company Quarterly Reports on Form 10-Q for the period ended August 31, 2018, filed with the SEC on October 9, 2018.

(iv)                              The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder applicable to it.

(v)                                 Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any commitment to become a party to or bound by, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose or intended or known result or effect of such joint venture, partnership or Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries’ published financial statements or other Company SEC Documents.

(vi)                              The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) in compliance with the Exchange Act.

(vii)                           The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act.

(f)                                   Absence of Certain Changes or Events.  From February 28, 2018, to the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent in all material respects with past practice and (ii) there has not been any Material Adverse Effect or any Effect (including any Effect resulting from an occurrence prior to February 28, 2018) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)                                Litigation.  There are no claims, actions, suits, litigation, arbitration or judicial, administrative or regulatory proceedings or investigations by or before any Governmental Entity (“Legal Proceedings”) pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or, as of the date of this Agreement, against any present or former officer or director of the Company or any of its Subsidiaries that, if resolved in accordance with plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There is no Judgment of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)                                 Contracts.

(i)                                     Section 3.01(h) of the Company Letter sets forth as of the date of this Agreement a complete and correct list of:

(A)                   any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) with respect to the Company and its Subsidiaries, taken as whole or any Contract that is of the type that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated by the SEC under the Exchange Act;

(B)                   any Contract that (1) materially limits the right or ability of the Company, any of its Subsidiaries or any affiliate of any of them to compete with any other person in any line of business or geographic region that is material to the Company and its Subsidiaries, taken as a whole or (2) obligates the Company or its Subsidiaries (or following the Effective Time,

Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis or which contains “most favored nation” rights or similar rights, in each case, other than any such Contracts that are not material to the Company and its Subsidiaries, taken as a whole;

(C)                   any Contract relating to Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $50,000,000 other than (1) accounts receivables and payables in the ordinary course of business, (2) loans to wholly owned Subsidiaries of the Company in the ordinary course of business and (3) extensions of credit to customers in the ordinary course of business;

(D)                  any Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for payments of royalties or other fees to third parties with respect to any Intellectual Property in excess of $10,000,000 annually;

(E)                   any Contract that is material to the Company and its Subsidiaries, taken as a whole, to or by which the Company or any of its Subsidiaries is a party or bound granting a third party any license, covenant-not-to-assert or other right with respect to Intellectual Property, other than licenses for FOSS or in which the grants of rights to use Intellectual Property are incidental, and not material, to performance under the Contract;

(F)                    any Contract that is material to the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries has been granted any license, covenant-not-to-assert or other right with respect to Intellectual Property, other than licenses for FOSS or generally commercially available off-the-shelf Software or Firmware;

(G)                  any Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for the payment, increase or vesting of any material benefits or compensation in connection with the Merger (other than (1) Company Stock Plan and equity-based awards granted thereunder, (2) Benefit Plans and (3) Benefit Agreements);

(H)                   the top five (5) Contracts (determined on the basis of the largest transactions, as measured by total bookings recorded by the Company or any of its Subsidiaries pursuant to such transactions, closed in the four consecutive fiscal quarter period ended August 31, 2018) with respect to purchases by Governmental Entities;

(I)                         any Contract to or by which the Company or any of its Subsidiaries is a party or bound providing for the acquisition or disposition of any assets (other than obligations set forth in the capital expenditure budget set forth on Section 4.01(a)(vii) of the Company Letter and acquisitions or dispositions of inventory in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) and that contains continuing indemnities or other obligations (including “earnout” or other contingent payment obligations) outstanding as of the date of this Agreement in each case that could result in payments in excess of $10,000,000;

(J)                     the primary relationship Contract between the Company or any of its Subsidiaries and each of the ten (10) largest customers of the Company and its Subsidiaries (determined on the basis of the largest transactions, as measured by total bookings recorded by the Company or any of its Subsidiaries pursuant to such transactions, closed in the four consecutive fiscal quarter period ended August 31, 2018);

(K)                   the ten (10) largest Contracts between the Company or any of its Subsidiaries and any suppliers of goods, services and personnel to the Company and its Subsidiaries (determined on the basis of amounts paid by the Company or any of its Subsidiaries in the four consecutive fiscal quarter period ended September 30, 2018;

(L)                     any Contract between the Company or any of its Subsidiaries with any supplier of goods and services to the Company and its Subsidiaries for use in the Company’s products or services that involves payments by the Company or its Subsidiaries to such supplier in excess of $10,000,000 per year (other than purchase orders); and

(M)                 any Call Option and any Warrant.

The Contracts of the Company or any of its Subsidiaries of the type referred to in clauses (A) through (M) of this subsection (i) are collectively referred to in this Agreement as “Material Contracts.”  The Company has, subject to applicable Law and redaction of competitively sensitive information, made available to Parent a complete and correct copy (in all material respects) of each of the Material Contracts as of the date of this Agreement (it being acknowledged by Parent and Sub that each Material Contract filed by the Company with the SEC in the Filed SEC Documents shall be deemed to have been made available to Parent and Sub), including all material amendments or waivers thereto.  Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (1) each Material Contract is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, subject to the Bankruptcy Exceptions and (2) each of the Company and its Subsidiaries is not (with or without notice or lapse of time or both) in breach or default thereunder and, to the knowledge of the Company, no other party to any of the Material Contracts is (with or without notice or lapse of time or both) in breach in any material respect or default thereunder.

(i)                                     Permits; Compliance with Laws.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, the Company and its Subsidiaries have in effect all certificates, permits, licenses, franchises, approvals, concessions, qualifications, registrations, certifications and similar authorizations from any Governmental Entity (collectively, “Permits”) that are necessary for the Company and its Subsidiaries to own, lease or operate their properties and assets and to carry on their businesses as currently conducted.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries is, and since March 1, 2017 has been, in compliance with all applicable Laws and Judgments.  As of the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written communication since March 1, 2017, from any person that alleges that the Company or any of its Subsidiaries is not in compliance with, or is subject to liability under, any Permit, Law or Judgment or relating to the revocation or modification of any Permit, and (ii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of the assets or operations of the Company or any of its Subsidiaries or that any such investigation or review is contemplated.

(j)                                     Environmental Matters.  (i) The Company and the Subsidiaries are, and since March 1, 2017, have been in compliance with applicable federal, state, provincial and local Laws governing pollution or the protection of human health or the environment (“Environmental Law”), which compliance includes possession of required permits and authorizations; (ii) none of the Company or any Subsidiary has received any written notice that remains outstanding from a Governmental Entity or any other person that alleges that the Company or any Subsidiary is in violation of or liable pursuant to applicable Environmental Law; and (iii) there are no unresolved legal or administrative proceedings pending alleging that the Company or any Company is liable pursuant to applicable Environmental Law, and there is no basis for any such liability, except with respect to any of the foregoing under (i), (ii) or (iii) as would not reasonably be expected to have a Material Adverse Effect.  The representations and warranties set forth in this Section 3.01(j) are the Company’s sole and exclusive representations relating to environmental matters of any kind.

(k)                                 Labor Relations.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since March 1, 2017 and through the date of this Agreement, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or, to the knowledge of the

Company, threatened in writing employee strikes, work stoppages, slowdowns or lockouts.  To the knowledge of the Company, Section 3.01(k) of the Company Letter sets forth, as of the date of this Agreement, a complete list of each material collective bargaining agreement, union contract or similar labor agreement to which the Company or any of its Subsidiaries is a party to or bound by, and each material labor union, works council or similar organization representing employees of the Company or any of its Subsidiaries, other than in connection with an industry agreement or national labor agreement, with respect to his or her employment by the Company or such Subsidiary.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any unfair labor practice charge or complaint against the Company or any of its Subsidiaries that is pending or, to the knowledge of the Company, threatened in writing, in each case before the National Labor Relations Board or any comparable Governmental Entity.

(l)                                     Employee Benefits Matters.

(i)                                     Section 3.01(l)(i) of the Company Letter sets forth a complete and correct list of all material “employee welfare benefit plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all material “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (each, a “Pension Plan”) and all other material Benefit Plans and material Benefit Agreements that, in each case, are in effect as of the date of this Agreement.  The Company has delivered or made available to Parent complete and correct copies of the following with respect to each material Benefit Plan and each material Benefit Agreement, to the extent applicable:  (A) such Benefit Plan and Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, written descriptions thereof), including any amendments thereto; (B) the most recent annual report, or such similar reports, statements, information returns or material correspondence required to be filed with, delivered to or received by any Governmental Entity; (C) the most recent summary plan description (if any), and any summary of material modifications; (D) each trust agreement and group annuity or insurance Contract and other funding or payment documents; and (E) the most recent actuarial valuations for each Benefit Plan.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (1) each Benefit Plan and Benefit Agreement has been administered, funded and, to the extent applicable, the assets of such Benefit Plan or Benefit Agreement have been invested in accordance with its terms and (2) the Company and its Subsidiaries and each Benefit Plan and Benefit Agreement are in compliance with applicable Law, including ERISA and the Code, and the terms of any applicable collective bargaining agreements or other labor union Contracts.

(ii)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) each Pension Plan intended to be tax qualified under the Code has been the subject of a favorable determination, qualification or opinion letter from the U.S. Internal Revenue Service (the “IRS”) to the effect that such Pension Plan is qualified and exempt from United States Federal income taxes under Sections 401(a) and

501(a), respectively, of the Code, no such letter has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent such letter or application therefor relating to any such Pension Plan that could reasonably be expected to adversely affect the qualification of such Pension Plan or increase the costs relating thereto or require security under Section 307 of ERISA, and (B) each Benefit Plan required to have been approved by any non-United States Governmental Entity (or intended to have been approved to obtain any beneficial tax or other status) has been so approved or timely submitted for approval, no such approval has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Benefit Plan that could reasonably be expected to affect any such approval relating thereto or increase the costs relating thereto.

(iii)                               Neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), a (“Multiemployer Plan”), or that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or that is otherwise a defined benefit pension plan, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Commonly Controlled Entity could incur any liability with respect to any such plan (under Title IV of ERISA).

(iv)                              Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no Benefit Plan or Benefit Agreement that provides welfare benefits, whether or not subject to ERISA (each, a “Welfare Plan”) provides benefits, and there are no understandings, written or oral, with respect to the provision of welfare benefits, after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state statute or foreign Law.

(v)                                 Except as provided in Section 5.04, the execution of this Agreement, the obtaining of Shareholder Approval and the consummation of the Merger and the other transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former director, employee or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting or increase the amount of compensation or benefits due any such director, employee or officer, (iii) require the funding (through a grantor trust or otherwise) of any compensation or benefit, (iv) limit or restrict the

Company’s ability to merge, amend or terminate any of the Benefit Plan or Benefit Agreement or (v) cause any amount to fail to be deductible by reason of Section 280G of the Code.

(vi)                              Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any, and, to the knowledge of the Company, there are no, pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans and Benefit Agreements), suits or proceedings against or involving or asserting any rights or claims to benefits under, any Benefit Plan or Benefit Agreement.

(vii)                           No amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event, including any termination of employment on or following the Closing) by any person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).  No person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any tax imposed under Section 4999 or 409A of the Code.

(m)                             Taxes.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (provided, that such exception shall not apply with respect to Section 3.01(m)(i)):

(i)                                     For the purposes of this Agreement:  (A) “taxes” include all (1) federal, state and local (in each case, whether domestic or foreign) taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value-added, profits, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties or additions imposed with respect thereto, and (2) liabilities for the payment of any amounts of the types described in clause (1) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group, or as a transferee or successor or otherwise by operation of Law; (B) “taxing authority” means any Governmental Entity exercising authority in respect of the assessment or collection of any taxes; and (C) “tax return” means any federal, state or local (in each case, whether domestic or foreign) return, declaration, report, estimate, form, information return, statement (including any statement pursuant to Treasury Regulation Section 1.6011-4(a)) or other document in each case filed or required to be filed with a Governmental Entity relating to taxes (including any related or supporting information with respect thereto, any certificate, schedule or attachment thereto and including any amendment thereof).

(ii)                                  Each of the Company and its Subsidiaries has timely filed (taking into account all extensions) all tax returns required to be filed in the manner prescribed by applicable Law.  All such tax returns are true, complete and correct in all respects.  Each of the Company and its Subsidiaries has timely paid all taxes due from it or them, other than taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(iii)                               No tax return of the Company or any of its Subsidiaries is under, or has been threatened in writing with, any audit or examination by any taxing authority which audit or examination has not been closed, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries.  No written claim has been made by a Governmental Entity that the Company or any of its Subsidiaries is subject to taxation in, or required to file tax returns in, a jurisdiction in which it does not currently file tax returns.

(iv)                              There is no currently effective agreement or other document waiving any statute of limitations with respect to taxes or extending the period of assessment or collection of any taxes of the Company or any of its Subsidiaries.

(v)                                 No Liens for taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(vi)                              Neither of the Company nor any of its Subsidiaries (A) is a party to, bound by or currently has any liability under any (x) “closing agreement” as defined in Section 7121 of the Code (or similar provision of state, local, or non-U.S. Law) or (y) tax sharing agreement, tax indemnity agreement or similar agreement, arrangement or practice with respect to taxes, except, in each case, for customary agreements not primarily related to taxes or (B) has any liability for the taxes of any person pursuant to Treasury Regulations Section 1.1502-6 (or similar provision of state, local, or non-U.S. tax Law) (other than as member of a consolidated, combined, or affiliated group of which the Company is the common parent) or as a transferee or successor, or otherwise by operation of Law.

(vii)                           Each of the Company and its Subsidiaries has timely complied in all respects with all applicable Laws relating to the collection, payment and withholding of taxes required to have been collected, withheld or paid in connection with any amounts paid or owing to any employee, independent contractor, stockholder or other third party.

(viii)                        Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code within the two-year period ending on the date of this Agreement.

(ix)                              Neither the Company nor any of its Subsidiaries has ever participated in any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b)(2) or similar provision of state, local, or non-U.S. Law.

(x)                                 All related party transactions between or among the Company or any of its Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and comparable provision of other applicable tax Law.

(n)                                 Properties.

(i)                                     As of the date of this Agreement, neither the Company nor any of its Subsidiaries currently owns in fee any real property or interests in real property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries, in the case of leased property and leased tangible assets, has valid and enforceable leasehold interests in, all of its properties and tangible assets, free and clear of all Liens, except for (1) Liens for taxes not yet due and payable or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (2) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ or similar Liens incurred in the ordinary course of business, consistent with past practice, in each case for sums not yet due and payable or due, but not delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the most recent financial statements contained in the Filed SEC Documents, (3) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building, fire, health and environmental laws and similar regulations, (4) pledges or deposits in connection with workers’ compensation, unemployment insurance, social security and other similar legislation, (5) Liens incurred in the ordinary course of business, consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (6) any FOSS licenses and any licenses of and other grants of rights to use Intellectual Property rights entered into in the ordinary course of business and (7) Liens incurred in the ordinary course of business consistent with past practice that would not reasonably be expected to interfere adversely in a material way with the use of the properties or assets encumbered thereby (collectively, “Permitted Liens”).

(ii)                                  Section 3.01(n)(ii) of the Company Letter sets forth a complete and correct list of all material real property and material interests in real property leased by the Company or any of its Subsidiaries (each such property, a “Leased Real Property” and each lease, sublease or other agreement relating to such Leased Real Property, a “Lease”).

(iii)                               Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (A) each such Lease is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except as enforceability thereof may be limited by the Bankruptcy Exceptions, and each such Lease is in full force and effect and (B) neither the Company nor its applicable Subsidiary, nor to the knowledge of the Company, any other party thereto, is in breach or default under any Lease under which it is in occupancy.

(o)                                Intellectual Property.

(i)                                     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof:

(A)                   The Company and each of its Subsidiaries owns, or is licensed or otherwise has the right to use (in each case free and clear of any Liens, other than Permitted Liens), all Intellectual Property necessary for or material to the conduct of its business as currently conducted.

(B)                   To the knowledge of the Company, none of the Company or any of its Subsidiaries or any of its or their products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any person.

(C)                   There is no suit, claim, action, investigation or proceeding pending or threatened in writing against the Company or any of its Subsidiaries with respect to, and neither the Company nor any of its Subsidiaries has been notified in writing of, any possible infringement or other violation by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any person.

(D)                  To the knowledge of the Company, no person or any product or service of any person is infringing upon or otherwise violating any Intellectual Property rights of the Company or any of its Subsidiaries.

(E)                   The Company and its Subsidiaries have taken reasonable measures to maintain the confidentiality of the material trade secrets included in their Intellectual Property (other than distribution of Software source code under FOSS licenses in the ordinary course).

(F)                    To the extent Third Party Software (other than FOSS) is distributed or utilized in connection with services provided to customers of the Company or any of its Subsidiaries, (1) all necessary licenses have been obtained therefor, and the Company and its Subsidiaries are in compliance therewith, and (2) no royalties or payments are due therefor (or such royalties and payments are identified in Section 3.01(o)(i)(F)(2) of the Company Letter).

(G)                  The Company and its Subsidiaries are in compliance with all FOSS licenses granted to the Company or its Subsidiaries with respect to Third Party Software that is distributed or utilized in connection with services provided to customers of the Company or any of its Subsidiaries.

(H)                   Neither the Company nor any of its Subsidiaries is a member or promoter of, or a contributor to, or made any commitments or agreements regarding, any patent pool, industry standards body, standard-setting organization or other similar organization (other than any organization dedicated to the distribution or licensing of FOSS), in each case that requires or obligates the Company or any of its Subsidiaries to grant or offer to any other person any license or other right to any Intellectual Property.

(I)                         Except as set forth in Section 3.01(o)(i)(I) of the Company Letter, the Company and its Subsidiaries have not, since March 1, 2017, experienced any material unauthorized access to or other breach of security with respect to the information technology systems that are material to the Company and its Subsidiaries.

(J)                     The Company and its Subsidiaries have complied in all material respects with all applicable Laws and with their own respective privacy policies relating to the collection, storage, use, disclosure and transfer of any Personal Data collected by or on behalf of the Company or any of its Subsidiaries, and none of them has received a complaint from any Governmental

Entity regarding its collection, use or disclosure of Personal Data that is pending or unresolved.

(ii)                                  For purposes of this Agreement, (A) “Intellectual Property” means, as they exist anywhere in the world, (1) trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (collectively, “Trademarks”); (2) inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; (3) patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (4) non-public information, trade secrets, know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys, data and databases and confidential information, whether patentable or not, in any jurisdiction, and rights in any jurisdiction to limit the use or disclosure thereof by any person; (5) copyrights, registrations and applications therefor, rights in writings and other works, whether copyrightable or not, in any jurisdiction, and any renewals or extensions thereof; (6) any similar intellectual property or proprietary rights; and (7) any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing; (B) “Software” means all types of computer software programs, including operating systems, application programs, software tools, Firmware and software imbedded in equipment, including both object code and source code; the term “Software” shall also include all written or electronic data, documentation and materials that explain the structure or use of Software or that were used in the development of Software, including software specifications, or are used in the operation of the Software, including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases; the term “Firmware” shall include all types of firmware, firmware specifications, masks, circuit layouts, hardware and hardware descriptions; (C) “Third Party Software” means Software with respect to which a third party holds any copyright or other ownership right (and, therefore, such Software is not owned exclusively by the Company or any of its Subsidiaries); (D) “FOSS” means any Software licensed and distributed under a license listed by the Open Source Initiative as an approved license at https://opensource.org/licenses/alphabetical and that satisfies the “Open Source Definition” provided by the Open Source Initiative at https://opensource.org/osd as of the date of this Agreement, or a license listed by the Free Software Foundation as a free software license at https://www.gnu.org/licenses/license-list.html#SoftwareLicenses and that satisfies the “Free Software Definition” provided by the Free Software Foundation at https://www.gnu.org/philosophy/free-sw.en.html as of the date of this Agreement; and (E) “Personal Data” means information held by the Company or its Subsidiaries that can reasonably be used to identify an individual natural person, including name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information, or any other information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law and that is regulated by such Law.

(p)                                Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or its Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses, as are customary for businesses in the Company’s and its Subsidiaries’ business, (ii) all such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancelation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancelation and (iii) the Company and each of its Subsidiaries maintain mandatory insurance policies as required by applicable Law.

(q)                                Regulatory Matters.

(i)                                     Since March 1, 2014, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) neither the Company nor any of its Subsidiaries has, nor, have any Company or Subsidiary directors, officers, employees or any other person acting on behalf of the Company and each of its Subsidiaries, violated any applicable Anti-Corruption Laws and (ii) neither the Company nor any of its Subsidiaries has, nor have any Company or Subsidiary directors, officers, employees or any other person acting on behalf of the Company or any of its Subsidiaries, offered, paid, promised to pay, or authorized the payment of, anything of value, including, but not limited to, cash, checks, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value to any (i) officer, director, employee or agent of a Governmental Entity (including any partially or wholly state-owned or -controlled enterprise); (ii) political party, political party official, candidate for political office or member of a royal family; (iii) officer, director, employee or agent of a public international organization (including the World Bank, United Nations and the European Union); or (iv) person acting for or on behalf of any such Governmental Entity (any such person, a “Government Official”) or to any person under circumstances where the Company, any Subsidiary of the Company or any Company or Subsidiary director, officer or employee, or to the knowledge of the Company, any other person acting on behalf of the Company or any of its Subsidiaries, knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Government Official (A) corruptly for the purpose of (1) influencing any act or decision of a Government Official in his or her official capacity, (2) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4)

inducing a Government Official to influence or affect any act or decision of any Governmental Entity or (5) assisting the Company, any Subsidiary of the Company, or any Company or Subsidiary director, officer or employee or any other person acting on behalf of the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, the Company or any Subsidiary of the Company or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

(ii)                                  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (A) the Company and each of its Subsidiaries are, and at all times since March 1, 2014 have been, in compliance with all applicable Economic Sanctions/Trade Laws and all applicable Money Laundering Laws and (B) the Company and each of its Subsidiaries do not carry on, and have not since March 1, 2014, carried on any business, directly or knowingly indirectly, involving Cuba, Iran, Syria, Sudan, North Korea or Crimea in violation of applicable Economic Sanctions/Trade Laws.

(iii)                               Since March 1, 2014, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (A) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law, or Money Laundering Law, (B) neither the Company nor any of its Subsidiaries, nor any of their directors, officers, employees or any other person acting on behalf of the Company and each of its Subsidiaries received any written notice, request or citation for any actual or potential noncompliance with any applicable Anti-Corruption Law, Economic Sanctions/Trade Law or Money Laundering Law and (C) the Company and its Subsidiaries have implemented and maintained internal controls, policies and procedures designed to detect, prevent and deter violations of Anti-Corruption Laws, Economic Sanctions/Trade Laws and Money Laundering Laws.

(iv)                              For purposes of this Agreement:

(A)                   “Anti-Corruption Laws” means any applicable Law for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Foreign Corrupt Practices Act, U.K. Bribery Act 2010 and any applicable anti-corruption or anti-bribery Law of any other applicable jurisdiction.

(B)                   “Economic Sanctions/Trade Laws” means all applicable Laws relating to anti-terrorism, the importation of goods, export controls and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by Governmental Entity targeting certain countries, territories, entities or persons.  Applicable Laws include (1) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act or regulations of the U.S. Treasury Department Office of Foreign Assets Controls (“OFAC”), or any export control Law applicable to U.S.-origin goods, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time, (2) any U.S. sanctions related to or administered by the U.S. Department of State and (3) any sanctions measures or embargoes imposed by the United Nations Security Council, Her Majesty’s Treasury or the European Union.

(C)                   “Money Laundering Laws” means any Law governing financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, and any applicable money laundering-related Laws of other jurisdictions where the Company and its Subsidiaries conduct business, conduct financial transactions or own assets.

(D)                  “Sanctions Target” means: (1) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, including, as of the date of this Agreement, Iran, Cuba, Syria, Sudan, the Crimea region of Ukraine and North Korea; (2) a person that is on the list of Specially Designated Nationals and Blocked Persons published by OFAC, or any equivalent list of sanctioned persons issued by the U.S. Department of State; (3) a person that is located in or organized under the Laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws; or (4) an entity owned fifty percent (50%) or more or controlled by a country or territory identified in clause (1) or person in clause (2) above.

(r)                                    State Takeover Statutes.  The approval of the Merger by the Company Board referred to in Section 3.01(d) constitutes the only action necessary to render inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement and compliance with the terms of this Agreement, the restrictions on transactions with an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL, to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, including transactions under the Shareholders Agreement, or compliance with the terms of this Agreement.  No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement.

(s)                                 Voting Requirements.  The affirmative vote at the Shareholders Meeting or any adjournment or postponement thereof of a majority of the votes cast by all holders of the shares of Company Common Stock entitled to vote in favor of adopting this Agreement (the “Shareholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Law, the Company Charter, the Company Bylaws or otherwise) to approve or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

(t)                                    Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other person, other than Guggenheim Securities LLC and Morgan Stanley & Co. LLC, the fees and expenses of which will be paid by the Company or one or more of its Subsidiaries, is entitled to any broker’s, finder’s or financial advisor’s or other non-hours based fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has delivered to Parent complete and correct copies of all agreements under which any such fee or commission is payable and all indemnification and other agreements related to the engagement of the persons to whom any such fee is payable.

(u)                                 Opinions of Financial Advisors.  The Company Board has received the opinions of Guggenheim Securities LLC and Morgan Stanley & Co. LLC to the effect that, as of the date of such opinions, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement is fair, from a financial point of view, to such shareholders.  The Company, solely for informational purposes, has provided to Parent a copy of any such opinions, or, if such opinions have not been delivered to the Company Board in written form as of the execution of this Agreement, then the Company shall deliver to Parent a copy of any such opinions received by the Company Board in written form promptly following receipt thereof.

(v)                                 No Other Representations and Warranties.

(i)                                     Except for the representations and warranties expressly set forth in this Section 3.01, the Company Letter or in a certificate delivered pursuant to this Agreement, neither the Company nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent, Sub or any of their affiliates or representatives, including, but not limited to, its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, in connection with the transactions contemplated hereby.

(ii)                                  The Company acknowledges and agrees that, except for the representations and warranties of Parent and Sub expressly set forth in

Section 3.02, the Parent Letter or in a certificate delivered pursuant to this Agreement, (1) none of Parent, Sub or any of their affiliates is making and none of them has made any representations or warranties (express or implied) relating to itself or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of the Company or its representatives is relying on any representation or warranty of Parent, Sub or any of their affiliates except for those expressly set forth in Section 3.02 or the Parent Letter and (2) no person has been authorized by Parent, Sub or any of their affiliates to make any representation or warranty relating to Parent, Sub or any of their affiliates or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and if made, such representation or warranty has not been and shall not be relied upon by the Company. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Section 3.01 or the Company Letter, Parent and Sub agree and acknowledge that, in connection with the Merger and the other transactions contemplated by this Agreement, neither the Company nor any other person will have or be subject to any liability or obligation to Parent, Sub or any of their representatives resulting from the distribution or failure to distribute to Parent or Sub, or Parent’s or Sub’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material, made available to Parent or Sub in any format, including in an electronic data room maintained by the Company in connection with the Merger, or management presentations in expectation of the transactions contemplated by this Agreement.

Section 3.02                      Representations and Warranties of Parent and Sub.  Except as set forth in the letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Letter”) (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates; provided that disclosure contained in any section of the Parent Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Section of this Agreement), Parent and Sub represent and warrant to the Company as follows:

(a)                                 Organization.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as currently conducted.

(b)                                Authority; Noncontravention.

(i)                                     Each of Parent and Sub has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, and to comply with the provisions of this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole shareholder of Sub).  The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement, and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (subject, in the case of the Merger, to the adoption of this Agreement by Parent, as the sole shareholder of Sub).  This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to the Bankruptcy Exceptions.

(ii)                                  The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of, any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (A) the certificate of incorporation or bylaws (or similar organizational documents) of Parent or Sub, (B) any Contract or Permit to or by which Parent or Sub is a party or bound or to or by which their respective properties or assets are subject or bound or otherwise under which Parent or Sub has rights or benefits or (C) subject to the governmental filings and other matters referred to in the following sentence, any Law (assuming receipt of the Shareholder Approval and the adoption of this Agreement by Parent, as the sole shareholder of Sub) or Judgment, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (B) and (C) above, any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(iii)                               No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, or the compliance by Parent and Sub with the provisions of this Agreement, except for (A) the filing of a premerger notification and report form under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable Antitrust Law, (B) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (C) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(c)                                 Interim Operations of Sub.  Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Merger and the other transactions contemplated by this Agreement.

(d)                                Sufficient Funds.  Parent and Sub will have available to them at the Effective Time sufficient funds to perform all of their respective obligations under this Agreement to consummate the Merger and the other transactions contemplated, including payment in full of the Merger Consideration and the amounts payable to the holders of Cash-Out Stock Options, Cash-Out Restricted Shares, Cash-Out RSUs and Cash-Out PSUs and to pay all associated fees, costs and expenses.  Parent has made available to the Company copies of a fully executed commitment letter, dated as of the date of this Agreement (the “Commitment Letter”), from the lenders party thereto (the “Lenders”) and the executed fee letter relating thereto, with the fee amounts and other economic terms, and the rates and amounts included in the “market flex” provisions, redacted, none of which redacted provisions would adversely affect the conditionality, enforceability, termination or amount of the debt financing contemplated by the Commitment Letter) (the “Fee Letter”). Pursuant to the Commitment Letter, and subject to the terms and conditions thereof, the Lenders have committed to provide Parent with the amounts set forth in the Commitment Letter for purposes of financing the Merger and the other transactions contemplated by this Agreement.

(e)                                 State Takeover Statutes.  None of Parent, Sub or any other affiliate of Parent is an “interested stockholder” with respect to the Company, as those terms are used in Section 203 of the DGCL.

(f)                                   No Other Representations and Warranties.

(i)                                     Except for the representations and warranties of Parent and Sub expressly set forth in this Section 3.02, the Parent Letter or in a certificate delivered pursuant to this Agreement, none of Parent, Sub or any other person on behalf of Parent or Sub makes any express or implied representation or warranty with respect to Parent or Sub or with respect to any other information provided to the Company or any of its Subsidiaries or Representatives in connection with the transactions contemplated hereby.

(ii)                                  Parent and Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Section 3.01, the Company Letter or in a certificate delivered pursuant to this Agreement, (1) none of the Company or any of its affiliates is making and none of them has made any representations or warranties (express or implied) relating to itself or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Parent, Sub or their respective affiliates or representatives is relying on any representation or warranty of the Company or any of its affiliates except for those expressly set forth in Section 3.01 or the Company Letter and (2) no person has been authorized by the Company or any of its affiliates to make any representation or warranty relating to the Company or any of its affiliates or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and if made, such representation or warranty has not been and shall not be relied upon by Parent or Sub. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Section 3.02 or the Parent Letter, the Company agrees agree and acknowledge that, in connection with the Merger and the other transactions contemplated by this Agreement, neither Parent or Sub nor any other person will have or be subject to any liability or obligation to the Company or any other Company Representative resulting from the distribution or failure to distribute to the Company, or the Company’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material, made available to the Company in any format in connection with the Merger or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.01                      Conduct of Business.

(a)                                 Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, except (i) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (ii) as required by applicable Law or (iii) as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to carry on their respective businesses in all material respects in the ordinary course, and consistent with past practice, use commercially reasonable efforts to keep available the services of their present officers, software developers and other employees and to substantially preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with them; provided, however that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of this Section 4.01 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision.  Without in any way limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (i) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed, (ii) as required by applicable Law or (iii) as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter (with specific reference to the subsection of this Section 4.01(a) to which the information stated in such disclosure relates), the Company shall not, and shall not permit any of its Subsidiaries to:

(i)                                     (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends or distributions paid by any of its wholly owned Subsidiaries to the Company or other wholly owned Subsidiaries of the Company, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests, (C) other than as expressly contemplated by Section 5.10, purchase, redeem or otherwise acquire any shares of capital stock, other equity or voting interests or any other securities of the Company or any of its Subsidiaries or any options, restricted shares, warrants, calls or rights to acquire any such shares or other securities (including any Stock Options, Restricted Shares, RSUs, PSUs or DSUs, except pursuant to the forfeiture conditions of such Stock Options, Restricted Shares, RSUs, PSUs or DSUs or the cashless exercise or tax withholding provisions of such Stock Options, Restricted Shares, RSUs, PSUs or DSUs, in each case only if and to the extent required (including pursuant to a unilateral election of the holder of any Stock Options, Restricted Shares, RSUs, PSUs or DSUs) or, in the case of cashless exercise, permitted by the terms of such awards as in effect on the date of this Agreement) or (D) other than as expressly contemplated by Section 5.10, take any action that would result in any amendment, modification or change of any term of any  Indebtedness of the Company or any of its Subsidiaries;

(ii)                                  issue, deliver, sell, pledge or otherwise encumber any (A) shares of its capital stock, other equity or voting interests or Equity Equivalents (other than (1) the issuance of shares of Company Common Stock upon the exercise of Stock Options and the settlement of RSUs, PSUs or DSUs, in each case outstanding as of the date of this Agreement in accordance with their terms as in effect on the date of this Agreement, (2) subject to Section 5.04(b), the issuance of shares of Company Common Stock upon the exercise of the rights under the ESPP and (3) grants of equity compensation in the ordinary course, consistent with past practice, having an aggregate grant date fair value not to exceed $350 million per annum, shall be made in the form of Restricted Shares or RSUs (or DSUs in the case of the Company Board directors) pursuant to the award agreements previously made available to Parent for the applicable Company Personnel (provided that such awards for Company Personnel other than Company Board directors may vest ratably over a three-year period instead of a four-year period), which amount shall be increased ratably to the extent Closing occurs following the one (1) year anniversary of the date of this

Agreement (except as set forth on Section 4.01(a)(ii) of the Company Letter) or (B) securities convertible into, or exchangeable or exercisable for, or any options, warrants, calls or rights to acquire, any such stock, interests or Equity Equivalent;

(iii)                               amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);

(iv)                              acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other assets outside the ordinary course of business consistent with past practice; provided that the Company shall be permitted to take the actions contemplated by this Section 4.01(a)(iv), so long as (a) the value of any individual acquisition is not greater than $50,000,000 and (b) the aggregate value of all acquisitions is not greater than $150,000,000; provided further that the Company shall make no acquisition under this Section 4.01(a)(iv), if such acquisition could reasonably be expected to increase the risk of not obtaining, or the risk of materially impeding or delaying the obtaining of, any approvals from a Governmental Entity with respect to the Merger;

(v)                                 (A) sell, lease, license, sell and lease back, mortgage or otherwise dispose of any of its material properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except for (1) grants of FOSS licenses or other non-exclusive licenses in the ordinary course of business consistent with past practice or (2) sales in the ordinary course of business or (B) subject any of its assets, properties or rights, or any part thereof, to any material Lien or suffer such to exist (other than Permitted Liens) if the obligations supported by such Lien other than in the ordinary course of business;

(vi)                              (A) repurchase, prepay or incur any Indebtedness in an amount greater than $15,000,000 (such amount not to include any amounts paid to holders of the Convertible Notes between the date of this Agreement and the Closing), including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in excess of $5,000,000, individually or in the aggregate, in, any other person, other than (1) the Company or any direct or indirect wholly owned Subsidiary of the Company,  (2) advances of travel and similar expenses to directors and employees in the ordinary course of business consistent with past practice or (3) settling notices of conversions with respect to the Convertible Notes;

(vii)                           incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith in excess of $18,000,000 per fiscal quarter in the aggregate or as may be necessary in connection with any emergency repair, maintenance or replacement;

(viii)                        (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than any settlement or satisfaction (x) in the ordinary course of business that results solely in monetary obligations of the Company and its Subsidiaries and (y) that does not include any material obligation to be performed by, or material restriction imposed against, the Company or its Subsidiaries following the Closing Date; provided that this Section 4.01(a)(viii) shall not apply to any claims related to Transaction Litigation which shall be governed by Section 5.03(c), or (B) waive, relinquish, release, grant, transfer or assign any material right other than in the ordinary course of business;

(ix)                              (A) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) other than in the ordinary course of business consistent with past practice, (B) modify or amend in any material respect, or exercise any right to renew, any lease or sublease of real property other than in the ordinary course of business consistent with past practice or (C) acquire any material interest in real property;

(x)                                 enter into, modify or amend in any material respect, or accelerate, terminate or cancel, any Material Contract (or any Contract that would be a Material Contract or that would have been required to be disclosed pursuant to Section 3.01(o)(i)(H) of this Agreement if it were in effect as of the date of this Agreement) or waive any material right to enforce, relinquish, release, transfer or assign any material rights or claims thereunder, in each case, other than (except with respect to any Contract of the type set forth in Section 3.01(h)(i)(B)) in the ordinary course of business consistent with past practice;

(xi)                              except as required to ensure that any Benefit Plan or Benefit Agreement as in effect on the date of this Agreement is not then out of compliance with applicable Law, as required under any collective bargaining agreement, labor union contract, trade union agreement or other works council agreement, as specifically required pursuant to this Agreement, or in accordance with Section 4.01(a)(xi) of the Company Letter, (A) adopt, establish, enter into, terminate, materially amend or modify any material Benefit Plan or Benefit Agreement, (B) pay or provide to any Company Personnel any material compensation or benefit not provided for under a Benefit Plan or material Benefit Agreement as in effect on the date of this Agreement, other than (1) the payment of base compensation for Company Personnel, (2) increases of base compensation for Company Personnel below the Vice President level, (3) payment of bonus, commissions or other similar cash incentive compensation below the Vice President level, in each case, in the ordinary course of business consistent with past practice, (C) grant or amend any award under any Benefit Plan (including any equity or equity-based compensation) or remove or modify existing restrictions in any Benefit Plan or Benefit Agreement or awards made thereunder, or any restrictive covenant arrangement with any Company Personnel, (D) grant or pay any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner such compensation or benefits of, any Company Personnel, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Benefit Agreement, (F) take any action to accelerate the time of payment or vesting of any rights, compensation, benefits or funding obligations under any Benefit Plan or Benefit Agreement or otherwise, (G) hire any Company Personnel at the Vice President level or above or terminate the employment of any such Company Personnel, other than due to such employee’s death, disability or cause (as determined by the Company in its reasonable discretion consistent with past practice) or (H) make any material determination under any Benefit Plan or Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(xii)                           enter into any Contract that is material to the Company and its Subsidiaries, taken as a whole, containing any material restriction on the ability of the Company or any of its Subsidiaries to assign all or any material portion of its material rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent and any of its Subsidiaries following the consummation of the Merger and the other transactions contemplated by this Agreement;

(xiii)                        except as required by applicable Law, adopt or enter into any collective bargaining agreement, labor union contract, trade union agreement or other works council agreement applicable to the employees of the Company or any of its Subsidiaries that has a material effect on the Company and its Subsidiaries, taken as a whole;

(xiv)                       write down any of its material assets or make any change in any financial or material tax accounting principle, method or practice, other than as required by GAAP or applicable Law;

(xv)                          fail to maintain, allow to lapse or abandon any material registered or applied-for Trademarks owned by the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

(xvi)                       materially amend or modify any of the Company’s Patent Promise, available at https://www.redhat.com/en/about/patent-promise, Open Source Assurance program, available at https://www. redhat.com/en/about/open-source-assurance, or Enterprise Agreements or Product Appendices other than in the ordinary course of business, available at https://www.redhat.com/en/about/agreements;

(xvii)                    (A) settle or compromise any material suit, claim, action, assessment, investigation, proceeding or audit with respect to taxes, (B) make, revoke or change any material tax election (other than the election described in clause (C) of this Section 4.01(a)(xvii)), (C) fail to timely make an election pursuant to Section 965(h) of the Code, (D) file any material amended tax return, or (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to a material amount of taxes; or

(xviii)                 authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 4.02                      No Solicitation.

(a)                                 Upon execution and delivery of this Agreement, the Company and its Subsidiaries shall, and shall cause its and its Subsidiaries’ directors, officers and employees to, and shall use its reasonable best efforts to cause the other Company Representatives to, immediately cease and cause to be terminated, any and all existing activities, discussions or negotiations with any third party conducted heretofore with respect to any Takeover Proposal.  In furtherance of the foregoing, promptly following the execution and delivery of this Agreement, the Company will (i) request that each person and its representatives (other than Parent and its representatives) that has, prior to the execution and delivery of this Agreement, executed a confidentiality agreement in connection with such person’s consideration of making a Takeover Proposal, to promptly return or destroy all non-public information furnished to such person by or on behalf of the Company or any of its Subsidiaries prior to the date of this Agreement and (ii) immediately terminate all physical and electronic data room access for such persons and their representatives to diligence or other information regarding the Company or any of its Subsidiaries.  The Company shall not modify, amend or terminate, or waive, release or assign, any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Takeover Proposal and shall enforce the provisions of any such agreement; provided that the Company shall be permitted on a confidential basis to release or waive any explicit or implicit standstill obligations solely to the extent necessary to permit the party referred therein to submit a Takeover Proposal to the Company Board on a confidential basis.  The Company shall provide written notice to Parent of waiver or release of any standstill by the Company, including disclosure of the identities of the parties thereto and circumstances relating thereto.  The Company agrees that it shall promptly inform any Company Representatives of the obligations undertaken in this Section 4.02.

(b)                                Except as expressly permitted by this Section 4.02, the Company shall not, nor shall it authorize or permit any of its Subsidiaries to, or any of its Subsidiaries’ directors, officers or employees to, and the Company shall use its reasonable best efforts to cause each investment banker, attorney, accountant or other advisor or representative of the Company and its Subsidiaries to, and shall not publicly announce any intention to, directly or indirectly (and it shall instruct and cause each applicable Subsidiary, if any, to instruct each such director, officer, employee, investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries (collectively, “Company Representatives”) not to), (i)

solicit, initiate or knowingly encourage, or knowingly take any other action to facilitate, any Takeover Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a Takeover Proposal (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 4.02(b) (such as answering unsolicited phone calls) shall not (in and of itself) be deemed to facilitate for purposes of, or otherwise constitute a violation of, this Section 4.02), (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to any Takeover Proposal or (iii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) relating to any Takeover Proposal; provided, however, that at any time prior to obtaining the Shareholder Approval, in response to a bona fide written unsolicited Takeover Proposal received after the date of this Agreement that the Company Board determines in good faith constitutes, or could reasonably be expected to lead to, a Superior Proposal, and which Takeover Proposal did not result from a breach of this Section 4.02 or any other provision of this Agreement, the Company may, and may permit and authorize its Subsidiaries and the Company Representatives to, in each case subject to compliance with Section 4.02(e) and the other provisions of this Agreement, (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are at least as restrictive in all material respects on such person as those contained in the Confidentiality Agreement dated October 3, 2018 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”) and which shall not contain any exclusivity provision or other term that would restrict, in any manner, the Company’s ability to consummate the transactions contemplated by this Agreement or to comply with its disclosure obligations to Parent pursuant to this Agreement (it being understood that such confidentiality agreement need not contain a standstill (or similar obligation) to the extent that Parent is, concurrently with the entry by the Company or its Subsidiaries into such confidentiality agreement, released from any standstill (or similar obligation) in the Confidentiality Agreement); provided that all such information has previously been provided, or is concurrently provided, to Parent, and (B) participate in discussions or negotiations with, and only with, the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. Notwithstanding anything to the contrary in this Section 4.02(b), the Company and the Company Representatives may, in response to a bona fide written unsolicited Takeover Proposal, contact the person who made such Takeover Proposal solely to determine whether such person intends to provide any documents (or additional documents) containing the terms and conditions of such Takeover Proposal.

For purposes of this Agreement, the term “Takeover Proposal” means any proposal or offer from any person or group (other than Parent or Sub or any of their affiliates) with respect to a transaction or a series of transactions, any merger, consolidation, business combination, recapitalization, liquidation or dissolution involving the Company or any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or transaction with a similar acquisitive intent, of (1) assets or businesses that constitute or represent 20% or more of the total revenue, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, or (2) 20%

or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Subsidiaries of the Company (or in each case, options, rights, or warrants to purchase, or securities convertible into or exchangeable for any such securities) which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (1) above.

For purposes of this Agreement, the term “Superior Proposal” means any binding bona fide unsolicited written offer which did not result from a breach of Section 4.02(b) or any other provision of this Agreement, made by any person (other than Parent or Sub or any of their affiliates), that, if consummated, would result in such person acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer, in the reasonable good faith judgment of the Company Board (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), (x) would result in a transaction more favorable to the Company Shareholders than the transactions contemplated by this Agreement, taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise) and (y) would reasonably be expected to be consummated in accordance with its terms, taking into account all financial, legal, regulatory, timing and other aspects of such proposal.

(c)                                 Neither the Company Board nor any committee thereof shall (or shall agree or resolve to) (x) withhold, withdraw, qualify or modify in a manner adverse to Parent or Sub, or propose publicly to withhold, withdraw, qualify or modify in a manner adverse to Parent or Sub, the Company Board Recommendation (or the recommendation or declaration of advisability by any such committee of this Agreement or the Merger) (any such action, resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), (y) recommend, declare advisable or propose to recommend or declare advisable, the approval or adoption of any Takeover Proposal or resolve or agree to take any such action, or adopt or approve any Takeover Proposal, or (z) cause or permit the Company to enter into any Acquisition Agreement constituting or related to, or which is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in, and in accordance with, Section 4.02(b)), or resolve or agree to take any such action.  Notwithstanding any provision in this Agreement to the contrary, at any time prior to obtaining the Shareholder Approval, the Company Board may, in response to a Superior Proposal received after the date of this Agreement and not resulting from a breach of this Section 4.02 or any other provision of this Agreement, effect an Adverse Recommendation Change or terminate this Agreement to enter into an alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 7.01(f), or resolve or agree to take any such action, only if all of the following conditions are satisfied:

(i)                                     (A) the Company Board shall have first provided prior written notice to Parent (a “Superior Proposal Notice”) at least four (4) Business Days in advance (as modified, extended or continued by this Section 4.02(c), the “Superior Proposal Notice Period”) to the effect that the Company Board is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, or to terminate this Agreement in accordance with Section

7.01(f), as applicable, which notice shall attach in full the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, (B) during the applicable Superior Proposal Notice Period (or any extension or continuation thereof), prior to its effecting an Adverse Recommendation Change or terminating this Agreement in accordance with Section 7.01(f), the Company and the Company Representatives shall negotiate in good faith with Parent and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by Parent and (C) Parent does not make, within the applicable Superior Proposal Notice Period (or any extension or continuation thereof) after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Company Board (after consultation with outside legal counsel and a financial advisor of national reputation), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Superior Proposal Notice with a new Superior Proposal Notice Period of three (3) Business Days); and

(ii)                                  the Company Board shall have determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that, in light of such Superior Proposal and taking into account any revised terms proposed by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or to so terminate this Agreement in accordance with Section 7.01(f), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law.

(d)                                Notwithstanding any provision in this Agreement to the contrary, at any time prior to obtaining the Shareholder Approval, and other than in connection with a Takeover Proposal, the Company Board may, in response to an Intervening Event, effect an Adverse Recommendation Change or resolve or agree to take such action, only if all of the following conditions are satisfied:

(i)                                     (A) the Company Board shall have first provided prior written notice (an “Intervening Event Notice”) to Parent at least four (4) Business Days in advance (as modified, extended or continued by this Section 4.02(d), the “Intervening Event Notice Period”) to the effect that the Company Board is prepared to effect an Adverse Recommendation Change pursuant to this Section 4.02(d), which notice will describe the Intervening Event in reasonable detail and (B) during the applicable Intervening Event Notice Period (or any extension or continuation thereof), prior to its effecting an Adverse Recommendation Change in response to an Intervening Event, the Company and the Company Representatives shall negotiate in good faith with Parent and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by Parent and (C) Parent does not make, within the applicable Intervening Event Notice Period (or any extension or continuation thereof) after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Company Board (after consultation with outside legal counsel and a financial advisor of national reputation), cause the Intervening Event to no longer constitute an Intervening Event (it being understood and agreed that any material change in any event, occurrence or facts relating to such Intervening Event (other than in respect of any revisions proposed or proposals made by Parent as referred to above) shall require a new Intervening Event Notice with a new Intervening Event Notice Period of three (3) Business Days); and

(ii)                                  the Company Board shall have determined in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation that, in light of such Intervening Event and taking into account any revised terms proposed by Parent, such Intervening Event continues to constitute an Intervening Event and that the failure to make such Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law.

For purposes of this Agreement, the term “Intervening Event” means any event, development or change in circumstances that was not known to the Company Board, or the consequences of which were not reasonably foreseeable as of the date of this Agreement, which event, change or development becomes known to the Company Board prior to obtaining the Shareholder Approval and which causes the Company Board to determine in good faith, after consultation with its outside legal counsel and a financial advisor of national reputation, that failure to make an Adverse Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties under applicable Law; provided that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or (B) any change in the price or trading volume of the Company Common Stock or any other securities of the Company (provided that the underlying causes of such changes may constitute or be taken into account in determining whether there has been an Intervening Event).

(e)                                 In addition to the obligations of the Company set forth in paragraphs (a), (b), (c) and (d) of this Section 4.02, the Company shall, as promptly as practicable and in any event within 24 hours after the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that contemplates or that could reasonably be expected to lead to a Takeover Proposal and (ii) the terms and conditions of such Takeover Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such Takeover Proposal, request or inquiry.  Commencing upon the provision of any notice referred to above, the Company (or its outside counsel) shall (A) keep Parent (or its outside counsel) informed on a reasonably current basis regarding the status and terms of discussions and negotiations relating to any such Takeover Proposal, request or inquiry and (B) the Company shall, as promptly as practicable (and in any event within twenty-four (24) hours following the receipt or delivery thereof), provide Parent (or its outside legal counsel) with unredacted copies of all writings or media (whether or not electronic) containing any terms or conditions of any proposals or proposed transaction agreements (including all schedules and exhibits thereto) relating to any Takeover Proposal.

(f)                                   Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in the good faith judgment of the Company Board, failure to so disclose would be inconsistent with applicable Law; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(c).

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01                      Preparation of the Proxy Statement; Shareholders Meeting.

(a)                                 As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement.  Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand.  Each of the Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and the Company shall cause the definitive Proxy Statement to be mailed to the Company Shareholders as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon and that the Company may commence mailing the Proxy Statement.  Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall give reasonable and good faith consideration to all comments reasonably proposed by Parent and (iii) shall not file or mail such document, or respond to the SEC, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.  If, at any time prior to the Shareholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.  Except in connection with an Adverse Recommendation Change, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)                                The Company agrees that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and that none of the information included or incorporated by reference in the Proxy Statement will, at the date the Proxy Statement is filed with the SEC or mailed to the shareholders of the Company or at the time of the Shareholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation for reference therein.  Parent agrees that no information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation for reference in the Proxy Statement will, at the date the Proxy Statement is filed with the SEC or mailed to the shareholders of the Company or at the time of the Shareholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)                                 The Company shall, as promptly as reasonably practicable after the filing of the preliminary Proxy Statement with the SEC, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders Meeting”).  The Company shall cause the Shareholders Meeting to be held as promptly as reasonably practicable following the date of mailing of the Proxy Statement to the Company Shareholders, for the purpose of obtaining the Shareholder Approval.  Notwithstanding anything to the contrary in this Agreement, the Company will be permitted to postpone or adjourn the Shareholders Meeting if, but only if, (i) the Company is unable to obtain a quorum of its shareholders at such time, to the extent (and only to the extent) necessary in order to obtain a quorum of its shareholders and the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable, (ii) there are not sufficient affirmative votes in person or by proxy at such meeting to adopt this Agreement to allow reasonable time for the solicitation of proxies for purposes of obtaining the Shareholder Approval, (iii) the Company Board has determined in good faith (after consultation with outside legal counsel) that such delay is required by applicable Law (A) to comply with comments made by the SEC with respect to the Proxy Statement or (B) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Shareholder Meeting or (iv) the Company is required to do so by a court of competent jurisdiction in connection with any Transaction Litigation; provided, however, that in no event will the Shareholders Meeting be postponed or adjourned (x) with respect to Section 5.01(c)(i) or (c)(ii), by more than thirty (30) days after the date on which the Shareholders Meeting was (or was required to be) originally scheduled, without the prior written consent of Parent, (y) with respect to Section 5.01(c)(iii), by more than ten (10) Business Days, or such other amount of time reasonably agreed by the Company and Parent to be necessary to comply with applicable Law (it being agreed by the parties that such ten (10) Business Day period shall recommence if the Company (after consultation with outside legal counsel) shall determine supplemental or amended disclosure is required to be disseminated and reviewed by stockholders of the Company during such original ten (10) Business Day period) or (z) except with respect to postponements or adjournments pursuant to Section 5.01(c)(iv), by more than ten (10) days at a time without the prior written consent of Parent.  The Company shall, at the instruction of Parent, postpone or adjourn the Shareholders Meeting if there are not sufficient affirmative votes in person or by proxy at such meeting to adopt this Agreement to allow reasonable time for the solicitation of proxies for purposes of obtaining the Shareholder Approval. In no event will the record date of the Shareholders Meeting be changed without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Company may change the record date of the Shareholders Meeting without prior written consent of Parent in the event that (1) supplemental or amended disclosure is required to be disseminated to shareholders, the meeting is postponed or adjourned, in accordance with this Section 5.01(c) or (2) the Company postpones the Shareholders Meeting at the instruction of Parent and, in either case, as a result, the initial record date fixed by the Company Board is more than 60 days before the date of the subsequent meeting. The notice of such Shareholders Meeting shall state that a resolution to adopt this Agreement will be considered at the Shareholders Meeting.  Except to the extent an Adverse Recommendation Change expressly permitted by Section 4.02(c) or Section 4.02(d) has been effected, (A) the Company Board shall include the Company Board Recommendation in the Proxy Statement and (B) the Company shall use its reasonable best efforts to solicit votes of the Company Shareholders in favor of obtaining the Shareholder Approval.  The Company shall provide updates to Parent with respect to the proxy solicitation for the Shareholders Meeting (including interim results) as reasonably requested by Parent.

Section 5.02                      Access to Information; Confidentiality.  The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, attorneys, accountants, consultants and other representatives and advisors access upon reasonable advance notice, during normal business hours in a manner as to not interfere unreasonably with the conduct of business of the Company and its Subsidiaries during the period prior to the Effective Time or the termination of this Agreement to their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers and employees, and during such period the Company shall, and shall cause each of its Subsidiaries to, furnish to Parent and its representatives, as promptly as reasonably practicable, any information concerning its business as may be reasonably requested by or on behalf of Parent.  Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines (upon the advice of outside counsel) that such access or disclosure could jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or conflict with or violate any applicable Law or any Contract, including any confidentiality obligations contained therein, to which the Company or any of its Subsidiaries is a party; provided that the Company shall use its commercially reasonable efforts (A) to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or (B) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company.  Except as required by any applicable Law or Judgment, Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement.

Section 5.03                      Reasonable Best Efforts; Consultation and Notice.

(a)                                 (i)                                     Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to (and shall cause their respective Subsidiaries to) use its and their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable and in any event no later than the Termination Date, including using its and their reasonable best efforts to accomplish the following: (A) the satisfaction of the conditions precedent set forth in Article VI, (B) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), (C) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Merger or the other transactions contemplated by this Agreement, (D) the taking of all reasonable steps to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or third party and (E) the taking of all reasonable steps to obtain all necessary consents, approvals or waivers from any third party.

(ii)                                  In furtherance and not in limitation of the undertakings pursuant to this Section 5.03(a), each of Parent and the Company shall (A) prepare and file any notification and report forms and related material required under the HSR Act and other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement as set forth on Section 5.03(a)(ii) of the Company Letter, and any additional filings or notifications and related material that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, as promptly as reasonably practicable and advisable, (B) provide or cause to be provided as promptly as reasonably practicable and advisable any information and documentary material that may be requested by the DOJ or FTC under the HSR Act or by other Governmental Entities under applicable Antitrust Laws (if any) and (C) use its reasonable best efforts to obtain prompt expiration or termination of any applicable waiting period or other approval of consummation of the transactions contemplated by this Agreement by the DOJ or FTC or other applicable Governmental Entities.

(iii)                               Without limiting the generality of the undertakings of Parent pursuant to Sections 5.03(a)(i) and (a)(ii), Parent and the Company (if requested by Parent), along with their respective Subsidiaries, shall use their reasonable best efforts to obtain clearance under any applicable Antitrust Laws so as to enable the parties hereto to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, and in any event prior to the Termination Date, which reasonable best efforts shall include (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition, license or other disposition of any Subsidiaries, operations, divisions, businesses, product lines, contracts, customers or assets of Parent or any of its Subsidiaries (including the Company or any of its Subsidiaries), (B) taking or committing to take such other actions that may limit or impact Parent’s or any of its Subsidiaries’ (including the Company’s or any of its Subsidiaries’) freedom of action with respect to, or its ability to retain, any of Parent’s or any of its Subsidiaries’ (including the Company’s or any of its Subsidiaries’) operations, divisions, businesses, product lines, contracts, customers or assets, (C) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the consummation of the Merger and the other transactions contemplated by this Agreement, in any case, that may be issued by any court or other Governmental Entity and (D) creating, terminating or divesting relationships, contractual rights or obligations of the Company, Parent or their respective Subsidiaries, in each case in connection with obtaining all, or eliminating any requirement to obtain any, waiting period expirations or terminations, consents, clearances, waivers, exemptions, licenses, orders, registrations, approvals, permits and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Laws or from any Governmental Entity so as to enable the Closing to occur no later than the Termination Date.  The Company shall not, unless requested to do so by Parent, commit to or effect any action contemplated in clause (A), (B), (C) or (D) of the immediately preceding sentence.  Notwithstanding anything to the contrary contained in this Section 5.03(a)(iii) or elsewhere in this Agreement, but subject to the provisions set forth in Section 5.03(a)(iii) of the Company Letter, none of Parent, the Company or any of their respective Subsidiaries shall be required to take any action, or commit to take any action, or agree to any condition or limitation that (x) is not conditioned on the consummation of the Merger or (y) that would result in, or would reasonably be expected to result in, individually or in the aggregate, (1) a material adverse effect on the Company and its Subsidiaries, taken as a whole, or (2) a material adverse effect on Parent and its Subsidiaries, taken as a whole, measured on a scale relative to the size of the Company and its Subsidiaries, taken as a whole (any of the foregoing, a “Burdensome Condition”).

(iv)                              In furtherance and not in limitation of the covenants of the parties contained in this Section 5.03(a), if any administrative or judicial action or proceeding by a Governmental Entity of competent jurisdiction is instituted challenging the Merger and the other transactions contemplated by this Agreement, each of Parent and the Company shall use its reasonable best efforts to (A) oppose fully and vigorously, including by defending through litigation, any such action or proceeding, (B) pursue vigorously all available avenues of administrative and judicial appeal and (C) seek to have vacated, lifted, reversed or overturned any judgment that is in effect that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary contained in this Section 5.03(a) or elsewhere in this Agreement, but subject to the provisions set forth in Section

5.03(a)(iii) of the Company Letter, none of Parent, the Company or any of their respective Subsidiaries shall be required to (and the Company and its Subsidiaries shall not, without the prior written consent of Parent) take any action, or commit to take any action, under this Section 5.03(a)(iv) that (x) is not conditioned on the consummation of the Merger or (y) would result in, or would reasonably be expected to result in, individually or in the aggregate, a Burdensome Condition.  To assist Parent in complying with its obligations set forth in this Section 5.03(a), the Company shall, and shall cause its Subsidiaries to, provide to Parent such cooperation as may be reasonably requested by Parent.

(v)                                 Subject to applicable Law and the requirements of applicable Governmental Entities, the Company and Parent and their respective counsel shall, in connection with the efforts referenced in Sections 5.03(a)(i) and (a)(ii), (A) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private person, (B) where legally permissible, have the right to review in advance, and to the extent practicable each shall consult and consider in good faith the views of the other regarding, any material filing made with, or written materials to be submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement and of any material communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated by this agreement, (C) promptly inform each other of any material communication (or any other material correspondence or memoranda) received from, or given to, the Antitrust Division of the Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”) or any other applicable Governmental Entity and (D) where legally permissible, promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or affiliates, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement.  Subject to applicable Law and the requirements of applicable Governmental Entities, the Company and Parent shall (with respect to any in-person discussion or meeting), and shall to the extent practicable (with respect to any telephonic discussion or meeting), provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement.  The Company and Parent shall jointly develop, consult and cooperate with one another with respect to the strategy for obtaining any necessary approvals under the Antitrust Laws or responding to any request from, inquiry by, or investigation by (including directing the timing, nature and substance of all such responses) any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, including determining the timing and content of any registrations, filings, agreements, forms, notices, petitions, statements, submissions of information, applications and other documents, communications and correspondence contemplated by, made in accordance with, or subject to this Section 5.03(a). Notwithstanding the foregoing, in the event of any dispute between the parties relating to the strategy or appropriate course of action or content of any submission made in connection with obtaining any clearances under applicable Antitrust Laws with respect to the Merger, the parties shall escalate such dispute to the general counsels of the Company and Parent for resolution.  If such dispute is not resolved pursuant to the preceding sentence, Parent shall have the right to make the final determination with respect to such matter.  Notwithstanding anything to the contrary in this Section 5.03(a)(v) or in any other provision of this Agreement, Parent shall, on behalf of the parties and in reasonable consultation with the Company, have the right, in its sole discretion, to determine the nature and timing of any divestitures or other remedial undertakings made for the purpose of securing any required approvals under the Antitrust Laws to the extent any such divestitures or other remedial undertakings would be conditioned upon and only be effective after the Closing. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.03(a) as “Antitrust Counsel Only Material.”  Notwithstanding anything to the contrary in this Section 5.03(a), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries.  For purposes of this Agreement, “Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, Council Regulation 139/2004 of the European Union and all other national, federal or state, domestic or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, affecting competition or market conditions through merger, acquisition or other transaction or effectuating foreign investment, in any case that are applicable to the Merger.

(vi)                              Neither Parent nor Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to increase the risk of not obtaining, or the risk of materially delaying the obtaining of, the consent, approval order or authorization of any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement.

(b)                                (i)                                     In connection with and without limiting the generality of the obligations set forth in Section 5.03(a)(i), each of the Company and Company Board shall, if any state takeover statute or similar statute or regulation, including the DGCL, is or becomes applicable to this Agreement, or to any of the Merger and the other transactions contemplated by this Agreement, take all actions necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

(ii)                                  The Company, upon having knowledge, shall give prompt notice to Parent of any Effect that has had or would reasonably be expected to have, individually or taken together with all other Effects, a Material Adverse Effect, provided that any failure to give notice in accordance with the foregoing with respect to any Effect shall not be deemed to constitute a violation of this Section 5.03(b)(ii) or the failure of any condition set forth in Sections 6.02(a) and 6.02(c) to be satisfied, or otherwise constitute a breach of this Agreement by the Company by failing to give such notice, in each case unless the underlying Effect would independently result in a failure of the conditions set forth in Sections 6.02(a) and 6.02(c) to be satisfied.

(iii)                               Parent, upon having knowledge, shall give prompt notice to the Company of any Effect that has had or would reasonably be expected to, individually or taken together with all other Effects, impair in any material respect the ability of Parent and Sub to perform its obligations under this Agreement or prevent or materially impeded or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement, provided that any failure to give notice in accordance with the foregoing with respect to any Effect shall not be deemed to constitute a violation of this Section 5.03(b)(iii) or the failure of any condition set forth in Section 6.03(a) to be satisfied, or otherwise constitute a breach of this Agreement by the Parent by failing to give such notice, in each case unless the underlying Effect would independently result in a failure of the conditions set forth in Section 6.03(a) to be satisfied.

(c)                                 Without limiting the generality of the foregoing, the Company shall give Parent prompt notice of any litigation against the Company and/or its directors relating to the Merger or the other transactions contemplated by this Agreement (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof.  The Company will (i) give Parent the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation, (ii) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation and (iii) consider in good faith Parent’s advice with respect to such Transaction Litigation.  The Company will obtain the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) prior to settling or satisfying any such claim.  It is understood and agreed that this Section 5.03(c) shall not give Parent the right to direct the defense of any such Transaction Litigation.

(d)                                Immediately following the execution and delivery of this Agreement by each of the parties hereto, Parent, as the sole shareholder of Sub, will adopt this Agreement.

Section 5.04                      Equity Awards.

(a)                                 As soon as practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i)                                     at the Effective Time, each Cash-Out Stock Option shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be canceled and each holder thereof shall be entitled to receive in consideration for such cancelation an amount in cash equal to the product of (A) the number of shares of Company Common Stock that are subject to such Cash-Out Stock Option immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Cash-Out Stock Option, which amount shall be payable to such holder at or as soon as reasonably practicable following the Effective Time in accordance with Section 5.04(d);

(ii)                                  each Rollover Stock Option shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be converted at the Effective Time into an option to acquire, on substantially the same terms and conditions as were applicable under such Rollover Stock Option, the number of shares of Parent common stock, par value $0.20 per share (“Parent Common Stock”) (rounded down to the nearest whole share), determined by multiplying the number of shares of Company Common Stock subject to such Rollover Stock Option immediately prior to the Effective Time by the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock applicable to such Rollover Stock Option divided by (B) the Exchange Ratio;

(iii)                               each Cash-Out Restricted Share outstanding at the Effective Time shall be converted at the Effective Time into the right to receive an amount in cash equal to the Merger Consideration in accordance with Section 2.01(c), which amount shall be payable to such holder at or as soon as reasonably practicable following the Effective Time in accordance with Section 5.04(d);

(iv)                              each Rollover Restricted Share shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be converted at the Effective Time into a restricted share award, subject to substantially the same terms and conditions as were applicable under such Rollover Restricted Share, with respect to a number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Rollover Restricted Share immediately prior to the Effective Time by the Exchange Ratio (rounded down to the nearest whole share);

(v)                                 at the Effective Time, each Cash-Out RSU outstanding immediately prior to the Effective Time shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be canceled and the holder thereof shall be entitled to receive in consideration for such cancelation an amount in cash equal to the product of (A) the number of shares of Company Common Stock that are subject to such Cash-Out RSU immediately prior to the Effective Time and (B) the Merger Consideration, which amount shall be payable to such holder at or as soon as reasonably practicable following the Effective Time in accordance with Section 5.04(d);

(vi)                              each Rollover RSU shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be converted at the Effective Time into a restricted stock unit, subject to substantially the same terms and conditions as were applicable under such Rollover RSU, with respect to a number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Rollover RSU immediately prior to the Effective Time by the Exchange Ratio (rounded down to the nearest whole share);

(vii)                           at the Effective Time, each Cash-Out PSU outstanding immediately prior to the Effective Time shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be canceled and the holder thereof shall be entitled to receive in consideration for such cancelation an amount in cash equal to the product of (A) the applicable PSU Share Number and (B) the Merger Consideration, which amount shall be payable to such holder at or as soon as reasonably practicable following the Effective Time in accordance with Section 5.04(d);

(viii)                        each Rollover PSU shall, in accordance with any applicable Company Stock Plan or any applicable award agreement thereunder, be converted at the Effective Time into a restricted share award, subject to substantially the same terms and conditions as were applicable under such Rollover PSU (other than the performance-based vesting schedule, which shall be converted into a service-based vesting schedule in accordance with the applicable award agreement), with respect to a number of shares of Parent Common Stock determined by multiplying the applicable PSU Share Number by the Exchange Ratio (rounded down to the nearest whole share);

(ix)                              each provision in each Benefit Plan and Benefit Agreement providing for the issuance, transfer or grant of any shares of Company Common Stock or any Stock Options, Restricted Shares, RSUs, PSUs, DSUs, purchase rights under the ESPP or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company shall, in accordance with the terms of such Benefit Plan or Benefit Agreement, as applicable, be deleted prior to the Effective Time, and the Company shall ensure prior to the Effective Time that, following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, Stock Options, Restricted

Shares, RSUs, PSUs, DSUs, purchase rights under the ESPP or any other interests in respect of any capital stock (including any phantom stock or stock appreciation rights) of the Company or the Surviving Corporation;

(x)                                 any shares of Company Common Stock that remain available for issuance pursuant to any Company Stock Plan as of the Effective Time (the “Residual Shares”) shall, in accordance with such Company Stock Plan, be converted at the Effective Time into the number of shares of Parent Common Stock equal to the product of the number of such Residual Shares and the Exchange Ratio (such shares of Parent Common Stock, the “Assumed Shares”); and

(xi)                              as used in this Agreement, the following terms shall have the meanings specified below:

“Cash-Out PSU” means any PSU that is outstanding immediately prior to the Effective Time and is held by any person who, as of immediately prior to the Effective Time, is a non-employee director, consultant or independent contractor of the Company or any of its Subsidiaries.

“Cash-Out Restricted Share” means any Restricted Share that is outstanding immediately prior to the Effective Time and is held by any person who, as of immediately prior to the Effective Time, is a non-employee director, consultant or independent contractor of the Company or any of its Subsidiaries.

“Cash-Out RSU” means (A) any RSU that is outstanding immediately prior to the Effective Time to the extent vested and unsettled as of immediately prior to the Effective Time and (B) any RSU (whether vested or unvested) that is outstanding immediately prior to the Effective Time and is held by any person who, as of immediately prior to the Effective Time, is a non-employee director, consultant or independent contractor of the Company or any of its Subsidiaries, including each DSU.

“Cash-Out Stock Option” means (A) any Stock Option that is outstanding immediately prior to the Effective Time to the extent vested and unexercised as of immediately prior to the Effective Time, (B) any Stock Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time that has an exercise price per share of Company Common Stock subject to such Stock Option greater than or equal to the Merger Consideration and (C) any Stock Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time and is held by any person who, as of immediately prior to the Effective Time, is a non-employee director, consultant or independent contractor of the Company or any of its Subsidiaries.

“Exchange Ratio” means a fraction, the numerator of which is the Merger Consideration and the denominator of which is the closing price per share of Parent Common Stock on the New York Stock Exchange Composite

Transactions Tape on the trading day immediately preceding the date on which the Effective Time occurs.

“PSU Share Number” means, with respect to PSUs granted under (A) a “Performance Share Unit Agreement (Operating Performance Form),” the Target Performance Share Unit Level (as defined in such agreement) if the Effective Time occurs in the first performance segment of such award, or the Actual Performance Share Unit Level (as defined in such agreement) if the Effective Time occurs in the second performance segment of such award or (B) a “Performance Share Unit Agreement (Total Stockholder Return Form),” the number of PSUs that would be earned (but not vested) based on the Acquisition Price (as defined in such agreement).

“Rollover PSU” means any PSU other than a Cash-Out PSU that is outstanding immediately prior to the Effective Time.

“Rollover Restricted Share” means any Restricted Share other than a Cash-Out Restricted Share that is outstanding immediately prior to the Effective Time.

“Rollover RSU” means any RSU other than a Cash-Out RSU that is outstanding immediately prior to the Effective Time.

“Rollover Stock Option” means any Stock Option other than a Cash-Out Stock Option that is outstanding immediately prior to the Effective Time.

(b)                                As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the ESPP) shall adopt such resolutions or take such other actions as may be required so that (i) participation in the ESPP shall be limited to those employees who are participants on the date of this Agreement, (ii) except to the extent necessary to maintain the status of the ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deduction elections or rate of contributions from those in effect on the date of this Agreement or make any separate non-payroll contributions to the ESPP on or following the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement, (iv) the ESPP shall terminate, effective immediately prior to the Effective Time, but subsequent to the exercise of purchase rights on the purchase date for the offering period in effect on the date of this Agreement (in accordance with the terms of the ESPP) and (v) amounts credited to the accounts of participants in the ESPP following the purchase date described in clause (iv) shall be distributed to such participants as soon as practicable following the Effective Time.

(c)                                 The adjustments provided in Section 5.04(a)(ii) with respect to any Stock Options that are “incentive stock options” (as defined in Section 422 of the Code) are intended to be effected in a manner that is consistent with Section 424(a) of the Code.

(d)                                All amounts payable pursuant to this Section 5.04 shall be paid without interest and as promptly as practicable following, but in no event later than ten (10) Business Days after, the Effective Time (or such later time as may be required to comply with the provisions of Section 409A of the Code), and all such payments (other than with respect to any director, consultant or independent contractor) shall be paid through the payroll system or payroll provider of the Surviving Corporation or its applicable affiliate.

(e)                                 The Company shall take all reasonable steps as may be required to cause the transactions contemplated by this Section 5.04 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(f)                                   At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Parent shall assume the Company Stock Plans (other than the ESPP), with the result that Parent may issue the Assumed Shares after the Effective Time pursuant to the exercise of options or other equity awards granted under the Company Stock Plans or any other plan of Parent or any its affiliates.

Section 5.05                      Indemnification, Exculpation and Insurance.

(a)                                 Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations.

(b)                                In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.05.

(c)                                 Parent shall obtain, or cause to be obtained, as of the Effective Time, a “tail” insurance policy with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms that are no less favorable than those of such policy of the Company in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and prepaid for such six (6)-year period; provided that in no event shall Parent or the Surviving Corporation be required to pay, with respect to the entire six (6)-year period following the Effective Time, premiums for insurance under this Section 5.05(c) which in the aggregate exceed 300% of the aggregate premiums paid by the Company for the period in its most recent fiscal year for such purpose; provided that Parent shall nevertheless be obligated to provide such coverage, with respect to the entire six (6)-year period following the Effective Time, as may be obtained for such 300% amount.

(d)                                The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.06                      Fees and Expenses.

(a)                                 Except as expressly set forth in this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)                                In the event that (i) prior to the Shareholders Meeting, a Takeover Proposal has been made (whether or not conditional and whether or not withdrawn) to the Company or its shareholders or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal and thereafter (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i), Section 7.01(b)(iii) or Section 7.01(d) and (B) prior to the date that is 12 months after such termination, (1) the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to any Takeover Proposal or (2) any Takeover Proposal is consummated (solely for purposes of this Section 5.06(b)(i)(B)), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(b) except that all references to 20% shall be deemed references to 50.1%), (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c) or (iii) this Agreement is terminated by the Company pursuant to Section 7.01(f), then, in each such case, the Company shall pay (or cause to be paid) to Parent a fee equal to $975,000,000 (the “Termination Fee”) by wire transfer of same-day funds (x) in the case of a termination by Parent pursuant to Section 7.01(c), within two (2) Business Days after such termination, (y) in the case of a termination by the Company pursuant to Section 7.01(f), simultaneously with, and as a condition to, the effectiveness of any such termination and (z) in the case of a payment as a result of any event referred to in Section 5.06(b)(i)(B), no later than the first to occur of the events referred to in clauses (1) and (2) of Section 5.06(b)(i)(B), in each case to an account designated by Parent.  Notwithstanding anything to the contrary contained in this Section 5.06 or elsewhere in this Agreement, in the event this Agreement is terminated by the Company for any reason at a time when Parent would have had the right to terminate this Agreement, Parent shall be entitled to receipt of any Termination Fee that would have been (or would have subsequently become) payable had Parent terminated this Agreement at such time.  In no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c)                                 Notwithstanding any other provision of this Agreement, but subject to Section 8.11, the parties agree that the payment of the Termination Fee, as liquidated damages and not as a penalty, shall be the sole and exclusive monetary remedy available to the Parent, Sub and their respective affiliates with respect to this Agreement and the transactions contemplated by this Agreement in the event any such payment becomes due and payable, and, upon payment of the Termination Fee, the Company (and the Company’s affiliates and its and their respective directors, officers, employees, stockholders and the other Company Representatives) shall have no further liability to Parent, Sub and their respective affiliates under this Agreement except that, Parent shall be entitled to the payment of the Termination Fee (to the extent owed pursuant to Section 5.06(b)) and to any Damages, to the extent proven, resulting from or arising out of any pre-termination Willful Breach of this Agreement by the Company (as such Damages are determined taking into account any Termination Fee previously paid by the Company).  If the Company fails promptly to pay the amounts due pursuant to Section 5.06(b) and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amounts set forth in Section 5.06(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such Legal Proceeding and any appeal relating thereto, together with interest on the amounts set forth in Section 5.06(b) at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(d)                                Each party acknowledges that the agreements contained in this Section 5.06 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not have entered into this Agreement.

Section 5.07                      Public Announcements.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.  Thereafter, the Company, on the one hand, and Parent and Sub, on the other hand, shall, to the extent at all reasonably practicable, consult with the other parties to this Agreement before making, and give such other parties to this Agreement a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided that the foregoing shall not apply to any press release or public statement so long as the statements contained therein concerning this Agreement, the Merger and the other transactions contemplated by this Agreement are substantially similar to previous releases or statements made by the applicable party with respect to which such party has complied with the provisions of this sentence and would not otherwise require the other party to make additional public disclosure

Section 5.08                      Sub Compliance.  Parent shall cause Sub to comply with all of Sub’s obligations under this Agreement.

Section 5.09                      Stock Exchange Delisting; Deregistration.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of NYSE to cause (a) the delisting of the Company Common Stock from NYSE as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 5.10                      Convertible Notes; Call Options and Warrants.

(a)                                 Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, the Company shall give any notices and take all actions necessary in accordance with the terms of the Indenture, dated as of October 7, 2014 (the “Notes Indenture”), between the Company and U.S. Bank National Association (the “Trustee”), the Convertible Notes or any applicable Law (with respect to the Notes Indenture or the Convertible Notes) in connection with the Merger and the other transactions contemplated by this Agreement, which actions shall include, without limitation, the Company (or its Subsidiaries or other Company Representatives, as applicable) (i) giving any notices that may be required in connection with the Merger and the other transactions contemplated by this Agreement and making any repurchases or conversions of the Convertible Notes occurring prior to or as a result of the Merger (including in connection with a Fundamental Change or Make-Whole Fundamental Change (each as defined in the Notes Indenture)), (ii) preparing any supplemental indentures required in connection with the Merger and the other transactions contemplated by this Agreement and the consummation thereof to be executed and delivered to the Trustee at or prior to the Effective Time, in form and substance reasonably satisfactory to the Trustee and Parent and (iii) taking all such further actions, including delivering any opinions of counsel deliverable prior to the Effective Time and any officer’s certificates, as may be necessary to comply with all of the terms and conditions of the Notes Indenture in connection with the Merger and the other transactions contemplated by this Agreement, provided that opinions of counsel required by the Notes Indenture, as may be necessary to comply with all of the terms and conditions of the Notes Indenture in connection with the Merger and the other transactions contemplated by this Agreement shall be delivered by Parent and its counsel to the extent required to be delivered at or after the Effective Time.  Prior to the Effective Time, the Company shall not make any settlement election (including, for the avoidance of doubt, by not delivering a Settlement Notice (as defined in the Notes Indenture) with respect to any Conversion Date (as defined in the Notes Indenture)) under the Notes Indenture without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)                                The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates or other documents or instruments deliverable pursuant to or in connection with any Convertible Notes or the Notes Indenture prior to the dispatch or making thereof, each of which shall be subject to the prior approval of Parent (such approval not to be unreasonably withheld or delayed).

(c)                                 In connection with the Merger and the other transactions contemplated by this Agreement, in the event that Parent desires to consummate a repurchase offer or similar transaction (including any tender offer) with respect to any or all of the Convertible Notes (any such transaction, a “Repurchase Transaction”), each of the Company, Parent and Sub shall use its respective reasonable best efforts to, and will use its respective reasonable best efforts to cause its respective Subsidiaries and representatives (and, in the case of the Company, the Trustee under the Notes Indenture) to, cooperate with one another in good faith to permit such Repurchase Transaction to be effected on such terms, conditions and timing as reasonably requested by Parent, including if so requested by Parent, causing such Repurchase Transaction to be consummated substantially concurrently with, but not prior to, the Closing, and the Company shall prepare any documentation related thereto in form and substance reasonable satisfactory to Parent; it being understood that in no event shall the Company be required to prepare or commence any documentation for any Repurchase Transaction that will result in such Repurchase Transaction being effective prior to the Effective Time or incur any other cost or expense in connection with such Repurchase Transaction unless Parent agrees to reimburse the Company for all costs and expenses incurred by the Company in connection therewith.

(d)                                Prior to the Effective Time, the Company shall use its reasonable best efforts to, and shall cause its Subsidiaries and their respective directors and officers to, and shall use its reasonable best efforts to cause the other Company Representatives to, take all actions reasonably requested by Parent in connection with making elections under, amending, obtaining waivers, and/or unwinding or otherwise settling the Warrants and the Call Options, provided that, unless otherwise agreed by the parties, each such election, amendment, waiver, unwinding and settlement shall take effect at or after the Effective Time.  For the avoidance of doubt, unless otherwise required by the terms of any Call Option or Warrant, nothing in this Section 5.10(d) shall be interpreted as an independent requirement for the Company to be required to terminate any Call Option or Warrant or be required to make any termination payment thereunder to any Hedge Counterparty prior to the Effective Time.  Without limiting the foregoing, the Company shall use its reasonable best efforts to cooperate with Parent at Parent’s request in connection with, and at Parent’s request shall use its reasonable best efforts to initiate or continue, any discussions or negotiations with the counterparties to the Call Options or the Warrants or any of their respective affiliates or any other person, in each case, to the extent such affiliate or other person expressly represents the interests of the counterparties to the Call Options or the Warrants or is empowered to make any determinations, cancelations, terminations, exercises, settlements, adjustments or computations under the Call Options or the Warrants (any such counterparty, affiliate or person, a “Hedge Counterparty”), with respect to any determination, adjustment or computation in connection with the Call Options or the Warrants, including with respect to any cash amounts or shares of Company Common Stock that may be receivable, issuable, deliverable or payable by the Company pursuant to the Call Options or the Warrants (including upon termination thereof), provided that no such determination, adjustment or computation, including with respect to any cash amounts or shares of Company Common Stock that may be receivable, issuable, deliverable or payable by the Company pursuant to the Call Options or the Warrants (including upon termination thereof), shall take effect prior to the Effective Time unless Parent agrees to reimburse the Company for all costs and expenses incurred by the Company in connection therewith.  The Company shall promptly provide Parent with any written notices or other documents received from any Hedge Counterparty with respect to any determination, cancelation, termination, exercise, settlement, adjustment or computation under, or in connection with any discussions or negotiations related to, the Call Options or Warrants.  The Company shall not, and shall cause Company Representatives not to, except as contemplated herein, enter into any discussions, negotiations or agreements in respect of the Call Options or the Warrants or make any elections, amendments, modifications or other changes to the terms of the Call Options or the Warrants, or make any cash payments or share deliveries with respect to the Call Options or the Warrants without Parent’s prior written consent, such consent not to be unreasonably withheld or delayed, except as required pursuant to the terms thereof (as in effect on the date of this Agreement, subject to adjustments pursuant to the terms thereof) and except any discussions, negotiations or agreements in respect of the Call Options or the Warrants or any elections, amendments, modifications or other changes to the terms of the Call Options or the Warrants, or any cash payments or share deliveries with respect to the Call Options or the Warrants that are, in each case, contingent on the termination of this Agreement prior to the consummation of the Merger (in each case, “Alternative Arrangements”), which Alternative Arrangements the Company may enter into or make, as the case may be, in its sole discretion, and shall use its reasonable best efforts to keep Parent fully informed on a reasonably current basis of all such discussions and negotiations and shall give Parent the option to participate (or have its counsel participate) in any such discussions and negotiations.  The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any written response to any written notice or other document received from any Hedge Counterparty with respect to any determination, adjustment or computation under, or in connection with any discussions or negotiations related to, the Call Options or the Warrants prior to making any such response, and the Company shall use its reasonable best efforts to promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to making any such response.

(e)                                 Prior to the Effective Time and without limitation to the other provisions of this Section 5.10, the Company shall take all such actions as may be required or contemplated by the terms of the applicable Call Options and Warrants, including the giving of any written notices or communication in connection with the Merger and/or any conversions and/or repurchases of the Convertible Notes or any adjustment to the Conversion Rate thereunder or occurring as a result of or in connection with the transactions contemplated by this Agreement.  The Company shall use its reasonable best efforts to provide Parent and its counsel reasonable opportunity to review and comment on any such written notice or communication prior to the dispatch or making thereof, and the Company shall use its reasonable best efforts to promptly respond to any reasonable questions from, and reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to the dispatch or making thereof.

(f)                                   Capitalized terms in this Section 5.10 that are not otherwise defined in this Agreement have the meanings given to them in the Notes Indenture.

Section 5.11                      Employee Matters.

(a)                                 From and after the Closing, Parent shall cause the Company and its Subsidiaries to honor all compensation and benefit plans, programs, policies, practices or agreements maintained or sponsored by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party, as such plans, programs, policies, practices or agreements are in effect on the date hereof (it being understood that this Section 5.11(a) shall not be deemed to prohibit Parent or its affiliates from amending, modifying, replacing or terminating such arrangements in accordance with their terms).  For the period beginning on the Closing and ending on the first anniversary of the Closing (the “Continuation Period”), Parent shall provide, or shall cause one of its affiliates to provide, to employees of the Company who remain employed after the Closing (the “Continuing Employees”), (i) base salaries or wages that are no less favorable than those provided to Continuing Employees immediately prior to the Closing,

(ii) target incentive opportunities (excluding retention, change in control and equity-based compensation), if any, that are no less favorable than those provided to Continuing Employees immediately prior to the Closing and (iii) retirement and welfare benefits (excluding any severance benefits, post-employment health benefits, post-employment welfare benefits and defined benefit pension and nonqualified deferred compensation plans) that are no less favorable in the aggregate to those provided to Continuing Employees immediately prior to the Closing.

(b)                                Parent or its applicable affiliates shall, unless prohibited by applicable Law give, or cause to be given, to Continuing Employees credit for purposes of eligibility to participate (other than any defined benefit pension, post-employment health benefits or post-employment welfare benefits plan), vesting and, with respect to severance and vacation benefits only, determining level of benefits, but not for benefit accrual, under employee benefit plans maintained by Parent or its affiliates and in which such employees participate after the Closing, for such employees’ service prior to the Closing with the Company or any of its Subsidiaries, to the same extent recognized by the Company and its Subsidiaries prior to the Closing.  Such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c)                                 With respect to any Welfare Plan maintained by Parent in which Continuing Employees are eligible to participate after the Closing, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the Welfare Plans of the Company and its Subsidiaries prior to the Closing (other than with respect to pre-existing health conditions pursuant to underwriting requirements under fully insured plans) and (ii) provide Continuing Employees with credit for any co-payments and deductibles paid prior to the Closing in satisfying any analogous deductible or out-of-pocket requirements only to the same extent recognized by the Company or its Subsidiaries prior to the Closing.

(d)                                With respect to performance periods under any annual and quarterly cash incentive compensation plans and programs (“Cash Bonus Plans”) which are ongoing as of the Closing, the Compensation Committee of the Company Board may, prior to the Closing, reasonably determine in good faith the level of attainment of the applicable performance goals (and in connection with such determination, may make adjustments in respect of non-recurring items, costs and expenses associated with the transactions contemplated by this Agreement).  Payment with respect to such Cash Bonus Plans shall be made following the Closing Date at the time Parent normally pays bonuses to similarly situated employees (or, if sooner, the time the Company normally pays such bonuses) at the greater of the target or actual level of performance, pro-rated for the portion of the applicable performance period which has elapsed as of the Closing Date.

(e)                                 During the Continuation Period, Parent shall, or shall cause the Company and its Subsidiaries to, provide Continuing Employees whose employment is terminated (in a manner that would trigger severance benefits) with severance benefits in accordance with such employee’s individual employment agreement or severance agreement or, in the absence of any such agreement, in accordance with the applicable severance policy of the

Company or its Subsidiaries in effect immediately prior to the Closing, in each case, subject to any requirements therein (e.g., the execution of a release of claims).

(f)                                   From and after the Closing, Parent shall cause the Company and its Subsidiaries to honor the terms of each collective bargaining agreement, labor union contract, trade union agreement or other works council agreement applicable to the Continuing Employees until such agreement otherwise expires pursuant to its terms or is modified by the parties thereto.

(g)                                Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or its Subsidiaries or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person.  Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent or its Subsidiaries or the Surviving Corporation to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent, its Subsidiaries, the Company or the Surviving Corporation and nothing therein shall be construed as an amendment to any such plan, program, policy, arrangement, agreement or understanding for any purpose.  Without limiting the scope of Section 8.06, nothing in this Section 5.11 shall confer any rights or remedies of any kind or description upon any Continuing Employee (or any beneficiaries or dependents thereof) or any other person other than Parent, its Subsidiaries, the Company and their respective successors and assigns.

Section 5.12                      Restructuring.

(a)                                 Prior to the Closing, unless Parent instructs otherwise in writing or to the extent not permitted under applicable Law, the Company shall, and shall cause its applicable Subsidiaries to, take all actions necessary to effectuate (or cause to be effectuated) the matters set forth in Section 5.12 of the Company Letter, in accordance with the terms and conditions set forth therein.

(b)                                Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company, its Subsidiaries and any Company Representatives in connection with the obligations of the Company and its Subsidiaries pursuant to Section 5.12(a). If this Agreement is terminated following the Company or its Subsidiaries taking, in accordance with Section 5.12(a), any action to effectuate (or cause to be effectuated) the matters set forth in Section 5.12 of the Company Letter prior to Closing, Parent shall indemnify and hold harmless the Company, its Subsidiaries and the Company Representatives from and against (i) the excess, if any, of the amount of taxes actually imposed on the Company and its Subsidiaries over the amount of taxes that would have been imposed on the Company and its Subsidiaries if such actions necessary to effectuate the matters set forth in Section 5.12 of the Company Letter had not occurred and (ii) all other losses, claims, liabilities, damages and expenses (including incremental taxes arising from the Company or its Subsidiaries reversing any action taken to effectuate the matters set forth in Section 5.12 of the Company Letter following such termination), in each case to the extent arising out of such action or from reversing any such action. The foregoing sentence shall be unaffected by the termination of this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01                      Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Shareholder Approval.  The Shareholder Approval shall have been obtained.

(b)                                Antitrust.  (i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) any other approval or waiting period under any other applicable Antitrust Law of any Governmental Entity in a jurisdiction set forth in Section 6.01(b) of the Company Letter shall have been obtained or terminated or shall have expired, in the case of each of (i) and (ii) without the imposition, individually or in the aggregate, of a Burdensome Condition.

(c)                                 No Injunctions or Legal Restraints.  (i) No temporary restraining order, preliminary or permanent injunction or other Judgment or Law of, or issued by, any court of competent jurisdiction or other Governmental Entity shall be in effect, in each case having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or imposing, individually or in the aggregate, a Burdensome Condition (collectively, “Legal Restraints”) and (ii) no Governmental Entity shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any court or other Governmental Entity of competent jurisdiction seeking to temporarily or permanently enjoin, restrain or otherwise prohibit consummation of the Merger or impose a Legal Restraint (it being understood and agreed by the parties that only a court of competent jurisdiction or other Governmental Entity in the jurisdictions identified on Section 6.01(c) of the Company Letter shall constitute a court of competent jurisdiction or other Governmental Entity for purposes of this Section 6.01(c)).

Section 6.02                      Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of the Company:

(i)                                     set forth in Section 3.01(f)(ii) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date;

(ii)                                  set forth in Section 3.01(a), Section 3.01(b), Section 3.01(c), Section 3.01(d)(i), Section 3.01(d)(ii), Section 3.01(s), Section 3.01(t) and Section 3.01(u) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

(iii)                               all other representations and warranties of the Company set forth in this Agreement, other than those Sections specifically identified in clauses (i) and (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “material,” “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                 No Material Adverse Effect.  Since the date of this Agreement, no Effect has occurred that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, of which the existence or consequences are still continuing.

(d)                                Officer’s Certificate.  Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied.

Section 6.03                      Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “material,” “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any such failure to be true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger.

(b)                                Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)                                 Officer’s Certificate.  The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent, certifying that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

Section 6.04                      Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03, or by such party’s breach of any other provision of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01                      Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Shareholder Approval has been obtained (except as provided herein), upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected:

(a)                                 by mutual written consent of Parent, Sub and the Company;

(b)                                by either Parent or the Company, if:

(i)                                     the Merger shall not have been consummated by 11:59 p.m., Eastern time, on the date that is twelve (12) months after the date of this Agreement (the “Initial Termination Date,” and, such time and date as it may be extended pursuant to this Section 7.01(b)(i), the “Termination Date”) for any reason; provided that if as of the Initial Termination Date all conditions to this Agreement are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived (to the extent permitted by applicable Law), other than the conditions set forth in Section 6.01(b) or Section 6.01(c), either Parent or the Company, by written notice to the other, may extend the Initial Termination Date to 11:59 p.m., Eastern time, on the date that is three (3) months after the Initial Termination Date (the “First Extended Termination Date”); provided, further, that if as of the First Extended Termination Date all conditions to this Agreement are satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or waived (to the extent permitted by applicable Law), other than the conditions set forth in Section 6.01(b) or Section 6.01(c), either Parent or the Company, by written notice to the other, may extend the First Extended Termination Date to 11:59 p.m., Eastern time, on the date that is six (6) months after the Initial Termination Date (the “Second Extended Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or directly resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.

(ii)                                  any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable (it being understood and agreed by the parties that only a court of competent jurisdiction or other Governmental Entity in the jurisdictions identified on Section 6.01(c) of the Company Letter shall constitute a court of competent jurisdiction or other Governmental Entity); and provided, further, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to a party if the failure of such party, and in the case of Parent, including the failure of Sub, to perform any of its obligations under this Agreement has been a principal cause of or directly resulted in the issuance of such final, non-appealable Legal Restraint; or

(iii)                               the Shareholders Meeting shall have been held and the Shareholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof;

(c)                                 by Parent prior to the Shareholder Meeting, in the event (i) an Adverse Recommendation Change has occurred or (ii) the Company has delivered an Intervening Event Notice or a Superior Proposal Notice and Parent has, in response thereto, delivered a notice of its intent to terminate this Agreement prior to the expiration of the Intervening Event Notice Period or the Superior Proposal Notice Period, as applicable, and has publicly and irrevocably waived its rights pursuant to Section 4.02(c) and Section 4.02(d), as applicable; provided, in the case of this clause (ii), that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.01(c) unless Parent provides at least one (1) Business Day advance written notice;

(d)                                by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) (A) is incapable of being cured prior to the Termination Date or (B) is not cured by the Company on or before the earlier of (i) the Termination Date and (ii) the date that is thirty (30) Business Days after written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if Parent or Sub is then in material breach of this Agreement or if any representation or warranty of Parent or Sub shall have become untrue, in either case, so as to result in the failure of any of the conditions set forth in Section 6.03(a) or Section 6.03(b);

(e)                                 by the Company, if Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) (A) is incapable of being cured by the Termination Date or (B) is not cured by Parent or Sub on or before the earlier of (i) the Termination Date and (ii) the date that is thirty (30) Business Days after written notice from the Company of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of this Agreement or if any representation or warranty of the Company shall have become untrue, in either case, so as to result in the failure of any of the conditions set forth in Section 6.02(a) or Section 6.02(b); or

(f)                                   by the Company, at any time prior to obtaining the Shareholder Approval, if (i) the Company has received a Superior Proposal after the date of this Agreement that did not result from a breach of Section 4.02 or any other provision of this Agreement, (ii) the Company Board has authorized the Company to enter into, and the Company concurrently enters into, an Acquisition Agreement to consummate the alternative transaction contemplated by such Superior Proposal, (iii) simultaneously with, and as a condition to, any such termination the Company pays or causes to be paid to Parent (or its designee) the Termination Fee pursuant to Section 5.06(b) and (iv) the Company has complied with Section 4.02(c) with respect to such Superior Proposal.

Section 7.02                      Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last sentence of Section 5.02, Section 5.06, Section 5.12(b), this Section 7.02 and Article VIII and except for any Willful Breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which Willful Breach and liability for any and all damages, costs, expenses, liabilities or losses of any kind, in each case, incurred or suffered by the other party (collectively, “Damages”) as a result of such breach shall not be affected by termination of this Agreement or any payment of the Termination Fee pursuant to Section 5.06(b)).

Section 7.03                      Amendment.  This Agreement may be amended by the parties hereto at any time, whether before or after the Shareholder Approval has been obtained; provided, however, that after the Shareholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by shareholders of the Company without the further approval of such shareholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of either Parent, the Company or any of their affiliates.  Notwithstanding the foregoing, no amendments or modifications to the provisions to which the Financing Sources are expressly made third party beneficiaries pursuant to Section 8.06 shall be permitted in a manner adverse to any Financing Source without the prior written consent of such Financing Source.

Section 7.04                      Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Shareholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by shareholders of the Company without the further approval of such shareholders.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver.  The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01                      Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02                      Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by email or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or, if mailed, three (3) days after mailing (one Business Day in the case of express mail or overnight courier service) or, if emailed, on the date transmitted (provided no “bounce back” or similar message of non-delivery is received with respect thereto; provided further that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.02 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 8.02), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):

if to Parent or Sub, to:

International Business Machines Corporation

New Orchard Road

Armonk, NY 10504

Email:                                                           kreardon@us.ibm.com

cnista@us.ibm.com

Attention:                                       Kevin J. Reardon

Cosmo L. Nista

with a copy to:

International Business Machines Corporation

New Orchard Road

Armonk, NY 10504

Email:                                                           gcb@us.ibm.com

Attention:                                       Gregory C. Bomberger

and with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Email:                                                           sbarshay@paulweiss.com

swilliams@paulweiss.com

Attention:                                       Scott A. Barshay

Steven J. Williams

if to the Company, to:

Red Hat, Inc.

100 East Davie Street

Raleigh, North Carolina 27601

Email:                                                           mrc@redhat.com

Attention:                                       Michael R. Cunningham

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Email:                                                           howard.ellin@skadden.com

brandon.vandyke@skadden.com

Attention:                                       Howard L. Ellin

Brandon Van Dyke

Section 8.03                      Definitions.  For purposes of this Agreement:

(a)                                 “affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person;

(b)                                “Benefit Agreement” means (1) any employment, deferred compensation, change in control, severance, termination, employee benefit, loan, indemnification, retention, equity or equity-based compensation, consulting or similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, (2) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement (alone or in combination with any other event) or (3) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Company Personnel;

(c)                                 “Benefit Plan” means any bonus, pension, profit sharing, deferred compensation, incentive compensation, equity or equity-based compensation, performance, retirement, thrift, savings, cafeteria, paid time off, perquisite, fringe benefit, vacation, unemployment, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other similar plan, program, policy, arrangement or understanding (whether oral or written, formal or informal, funded or unfunded and whether or not legally binding or subject to the Laws of the United States), sponsored, maintained, contributed to or required to be sponsored, maintained or contributed to by the

Company, any of its Subsidiaries or any Commonly Controlled Entity, in each case, providing compensation or benefits to any Company Personnel, including the Company Stock Plans, but not including the Benefit Agreements and any Multiemployer Plan;

(d)                                “Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which commercial banks in New York City or the Delaware Secretary is authorized or required by Law to be closed or (iii) any day on which the principal office of the SEC in Washington, D.C. are not open to accept filings.

(e)                                 “Call Options” means the call option transactions evidenced by:

(i)                                     (A) the letter agreement re: Base Call Option Transaction, dated as of October 1, 2014, between the Company and Barclays Bank PLC  and (B) the letter agreement re: Additional Call Option Transaction, dated as of October 2, 2014, between the Company and Barclays Bank PLC;

(ii)                                  (A) the letter agreement re: Base Call Option Transaction, dated as of October 1, 2014, between the Company and JPMorgan Chase Bank, National Association and (B) the letter agreement re: Additional Call Option Transaction, dated as of October 2, 2014, between the Company and JPMorgan Chase Bank, National Association;

(iii)                               (A) the letter agreement re: Base Call Option Transaction, dated as of October 1, 2014, between the Company and Morgan Stanley & Co. International plc and (B) the letter agreement re: Additional Call Option Transaction, dated as of October 2, 2014, between the Company and Morgan Stanley & Co. International plc;

(iv)                              (A) the letter agreement re: Base Call Option Transaction, dated as of October 1, 2014, between the Company and RBC Capital Markets, LLC and (B) the letter agreement re: Additional Call Option Transaction, dated as of October 2, 2014, between the Company and RBC Capital Markets, LLC; and

(v)                                 (A) the letter agreement re: Base Call Option Transaction, dated as of October 1, 2014, between the Company and Wells Fargo Securities, LLC and (B) the letter agreement re: Additional Call Option Transaction, dated as of October 2, 2014, between the Company and Wells Fargo Securities, LLC; where each such transaction shall be a “Call Option”;

(f)                                   “Commonly Controlled Entity” means any person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or with respect to which the Company is otherwise jointly or severally liable under applicable Law;

(g)                                “Company Personnel” means any current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries;

(h)                                 “Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking or license, whether oral or written.

(i)                                     “Convertible Notes” means the 0.25% convertible senior notes due 2019 issued pursuant to the Notes Indenture;

(j)                                     “Indebtedness” means any (A) indebtedness for borrowed money, (B) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (C) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (D) capital lease obligations, (E) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (F) liabilities under sale-and-leaseback transactions, agreements to repurchase securities sold and other similar financing transactions, (G) liabilities arising from any breach of any of the foregoing or (H) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (G) above of any other person (other than, in the case of clauses (A) and (B), accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business);

(k)                                 “knowledge” means, with respect to any matter in question, the actual knowledge of the persons identified in Section 8.03(k) of the Company Letter;

(l)                                     “Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission (each, an “Effect”) that, individually or in the aggregate, would reasonably be expected to (i) result in a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) prevent, materially impede or materially delay the consummation by the Company of the Merger or the other transactions contemplated by this Agreement; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Material Adverse Effect: (A) any change in general economic, market or political conditions affecting the United States economy, or any other national or regional economy or the global economy generally that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants of a similar size in its industry, in which case only the incremental disproportionate effect shall be taken into account; (B) any change in GAAP or applicable Law that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants of a similar size in its industry, in which case only the incremental disproportionate effect shall be taken into account; (C) any act of terrorism, war (whether or not declared), national disaster, cyber-attack or any national or international calamity affecting the United States or any other country or region of the world that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants of a similar size in its industry, in which case only the incremental disproportionate effect shall be taken into account; (D) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates that does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants of a similar size in its industry, in which case only the incremental disproportionate effect shall be taken into account; (E) any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failures may constitute or be taken into account in determining whether there has been, or would be, a Material Adverse Effect); (F) any change in the price or trading volume of the Company Common Stock in and of itself (provided that the underlying causes of such change may constitute or be taken into account in determining whether there has been, or would be, a Material Adverse Effect); (G) the negotiation, execution or delivery of this Agreement or the public announcement (including as to the identity of the parties hereto) or pendency of the Merger or the other transactions contemplated by this Agreement, any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, distributors, licensors, partners or suppliers attributable to the announcement or pendency of this Agreement or the transactions contemplated hereby; provided that this clause (G) shall not apply to any representation or warranty (or any condition to the consummation of the Merger relating to such representation and warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Merger; (H) the occurrence of natural disasters, force majeure events or weather conditions adverse to the business being carried on by the Company and its Subsidiaries; (I) any action or omission of the Company or any of its Subsidiaries taken with the prior written consent of Parent (or any action not taken as a result of a failure of Parent to consent to an action otherwise requiring Parent’s consent); or (J) any public statement by Parent regarding the Neutral Platform Model or those matters set forth in paragraphs 9-12 included in the press release issued by Parent and the Company on October 28, 2018.

(m)                             “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity;

(n)                                 a “Subsidiary” of any person means any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists;

(o)                                “Warrants” means the warrant transactions evidenced by:

(i)                                     (A) the letter agreement re: Base Warrants, dated as of October 1, 2014, between the Company and Barclays Bank PLC; and (B) the letter agreement re: Additional Warrants, dated as of October 2, 2014, between the Company and Barclays Bank PLC;

(ii)                                  (A) the letter agreement re: Base Warrants, dated as of October 1, 2014, between the Company and JPMorgan Chase Bank, National Association and (B) the letter agreement re: Additional Warrants, dated as of October 2, 2014, between the Company and JPMorgan Chase Bank, National Association;

(iii)                               (A) the letter agreement re: Base Warrants, dated as of October 1, 2014, between the Company and Morgan Stanley & Co. International plc and (B) the letter agreement re: Additional Warrants, dated as of October 2, 2014, between the Company and Morgan Stanley & Co. International plc;

(iv)                              (A) the letter agreement re: Base Warrants, dated as of October 1, 2014, between the Company and RBC Capital Markets, LLC and (B) the letter agreement re: Additional Warrants, dated as of October 2, 2014, between the Company and RBC Capital Markets, LLC; and

(v)                                 (A) the letter agreement re: Base Warrants, dated as of October 1, 2014, between the Company and Wells Fargo Securities, LLC and (B) the letter agreement re: Additional Warrants, dated as of October 2, 2014, between the Company and Wells Fargo Securities, LLC; where each such transaction shall be a “Warrant”; and

(p)                                “Willful Breach” means, with respect to any agreement or covenant in this Agreement, an act or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

Section 8.04                      Exhibits; Interpretation.  The headings contained in this Agreement or in any Exhibit hereto and in the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated.  Any disclosure contained in any section of the Company Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other Section of this Agreement.  For all purposes hereof, the terms “include,” “includes” and “including” shall be deemed followed by the words “without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive.  The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”  References to “days” shall mean “calendar days” unless expressly stated otherwise.  References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.  References to “ordinary course” shall include “consistent with past practice” unless expressly stated otherwise. No summary of this Agreement or any Exhibit, Schedule or other document delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.  Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.  Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to (x) any statute shall be deemed to refer to such statute, as amended, and (y) any rules or regulations promulgated thereunder, in each case, as of such date and (z) such deemed inclusion shall not apply with respect to any reference a Contract in the Company Letter or the Parent Letter, as applicable).  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms,  and words denoting any gender include all genders.  Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.  References to a person are also to its permitted successors and assigns.

Section 8.05                      Counterparts.  This Agreement may be executed in one or more counterparts (including by .pdf,.tif,.gif, .jpg or similar attachment to email (any such delivery, an “Electronic Delivery”)), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.  No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 8.06                      Entire Agreement; No Third-Party Beneficiaries.  This Agreement (a) together with any Exhibit hereto and the Company Letter, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, and (b) except for (i) the right of the Company’s stockholders to receive the Merger Consideration pursuant to Article II following the Effective Time in accordance with the terms of this Agreement, (ii) the right of the holders of Stock Options, Restricted Shares, RSUs, PSUs or DSUs to receive the consideration set forth in Section 5.04 and (iii) the provisions of Section 5.05, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third-party beneficiaries or otherwise; provided that to the extent applicable to the Financing Sources, the Financing Sources shall be third party beneficiaries of, and entitled to rely on the last sentence of Section 7.03, this proviso of Section 8.06, the proviso of Section 8.07, the last sentence of Section 8.09 and the last two sentences of Section 8.11.

Section 8.07                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof; provided that all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Financing Sources in any way relating to any debt financing related to the Merger, shall be exclusively governed by, and construed in accordance with, the domestic Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 8.08                      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Parent and Sub may assign, in their sole discretion, any or all of their rights, interests and obligations under this Agreement to any affiliate of Parent, but no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations.  Except as provided in the provision in the immediately preceding sentence, any purported assignment without such consent shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 8.09                      Consent to Jurisdiction; Service of Process; Venue.  Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts (the “Chosen Courts”), for the purposes of any suit, action or other proceeding arising out of this Agreement or the Merger or any other transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts).  Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the Chosen Courts with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.  Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Merger or any of the other transactions contemplated by this Agreement in the Chosen Courts, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Notwithstanding anything to the contrary in this Agreement (including this Section 8.09), each party agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any debt financing related to the Merger, in any forum other than the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan).

Section 8.10                      Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

Section 8.11                      Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.  In the event any party hereto brings any action, claim, complaint, suit, action or other proceeding to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the Termination Date shall automatically be extended by (i) the amount of time during which such action, claim, complaint, suit, action or other proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action, claim, complaint, suit, action or other proceeding.  Notwithstanding anything to the contrary in this Agreement, none of the Financing Sources shall have any liability to the Company or any person that is an affiliate of the Company relating to or arising out of this Agreement or the Commitment Letter, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any person that is an affiliate of the Company shall have any rights or claims against any Financing Sources hereunder or thereunder. As used in this Agreement, the term “Financing Sources” means any agent, arranger, Lender or other entity that has committed to provide or arrange, or has entered into definitive agreements related to, any debt financing related to the Merger, or any of such person’s affiliates or its or their respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents, representatives, successors or assigns.

Section 8.12                      Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:	/s/ Arvind Krishna
Name: Arvind Krishna
Title: Senior Vice President

[Signature Page to Agreement and Plan of Merger]

SOCRATES ACQUISITION CORP.

By:	/s/ Cosmo L. Nista
	Name:	Cosmo L. Nista
	Title:	President

[Signature Page to Agreement and Plan of Merger]

RED HAT, INC.

By:	/s/ James M. Whitehurst
	Name:	James M. Whitehurst
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]